UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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FISERV, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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255 Fiserv Drive

Brookfield, Wisconsin 53045

April 13, 2011

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Fiserv, Inc., to be held at our corporate offices at 10:00 a.m. local time on Wednesday, May 25, 2011. Information about the meeting and the matters on which shareholders will act is set forth in the accompanying Notice of Meeting and Proxy Statement. Following action on these matters, management will present a report on our activities. At the meeting, we will welcome your comments on or inquiries about our business that would be of interest to shareholders generally. At your earliest convenience, please review the information on the business to come before the meeting.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person. Whether or not you plan to attend the meeting, please vote as soon as possible. You can vote your shares by marking your vote on your proxy card, signing and dating it, and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States. You may also vote your shares by using the Internet or a toll free telephone number. Instructions for these convenient voting methods are set forth on your proxy card. Voting by proxy will not prevent you from voting in person, and will ensure that your vote is counted if you are unable to attend.

Thank you for your prompt attention to this matter.

Sincerely,

Jeffery W. Yabuki

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 25, 2011

To the Shareholders of Fiserv, Inc.:

The annual meeting of shareholders of Fiserv, Inc. will be held at our corporate offices at 255 Fiserv Drive, Brookfield, Wisconsin 53045, on Wednesday, May 25, 2011, at 10:00 a.m. local time for the following purposes, which are set forth more completely in the accompanying proxy statement:

1.	To elect four directors to serve for a three-year term expiring in 2014 and until their successors are elected and qualified.

2.	To hold a non-binding, advisory vote on the compensation of our named executive officers.

3.	To hold a non-binding, advisory vote on the frequency of an advisory vote on the compensation of our named executive officers.

4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

5.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The board of directors has fixed the close of business on March 25, 2011 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

In the event there are not sufficient votes for a quorum or to approve any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

By order of the board of directors,

Charles W. Sprague

Secretary

April 13, 2011

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 25, 2011: The proxy statement and annual report to security holders are available at http://www.proxyvote.com.

Your vote is important. Our proxy statement is included with this notice. To vote your shares, please mark, sign, date and return your proxy card or vote by Internet or telephone as soon as possible. A return envelope is enclosed for your convenience if you vote by mail.

PROXY STATEMENT

Annual Meeting

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Fiserv, Inc., a Wisconsin corporation, of proxies for use at our annual meeting of shareholders to be held on Wednesday, May 25, 2011 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting. At the meeting, we will vote on the matters described in this proxy statement and in the accompanying notice. The annual meeting will be held at our corporate offices at 255 Fiserv Drive, Brookfield, Wisconsin 53045. We intend to mail this proxy statement and accompanying proxy card on or about April 13, 2011 to all shareholders entitled to vote at the annual meeting.

Purposes of Annual Meeting

The annual meeting has been called for the purposes of: electing four directors to serve for a three-year term expiring in 2014; holding an advisory vote on the compensation of our named executive officers; holding an advisory vote on the frequency of an advisory vote on the compensation of our named executive officers; ratifying the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2011; and transacting such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Solicitation of Proxies

We will pay the cost of soliciting proxies on behalf of the board of directors. In addition to the use of the mail, our directors, officers and other employees may solicit proxies by personal interview, telephone or electronic communication. None of them will receive any special compensation for these efforts. We have retained the services of Georgeson Inc. (“Georgeson”) to assist us to solicit proxies. Georgeson may solicit proxies by personal interview, mail, telephone or electronic communications. We expect to pay Georgeson its customary fee, approximately $10,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy materials to beneficial owners of shares. We will reimburse such record holders for the reasonable out-of-pocket expenses incurred by them in connection with forwarding proxy materials.

Proxies

You should complete and return the accompanying form of proxy regardless of whether you attend the annual meeting in person. You may revoke your proxy at any time before it is exercised by: giving our corporate Secretary written notice of revocation; giving our corporate Secretary a properly executed proxy of a later date; or attending the annual meeting and voting in person; provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain a proxy issued in your name from the record holder. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Charles W. Sprague, Executive Vice President, General Counsel and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

The persons named as proxies in the accompanying proxy card have been selected by the board of directors and will vote shares represented by valid proxies. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted: in favor of each of the board’s nominees for director; in favor of the compensation of our named executive officers as disclosed in this proxy statement; in favor of holding an advisory vote on the compensation of our named executive officers every year; and in favor of the ratification of the audit committee’s selection of our independent registered public accounting firm. Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before the annual meeting or any adjournments or postponements thereof, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders. Proxies solicited hereby will be returned to the board of directors and will be tabulated by an inspector of election, who will not be an employee or director of Fiserv, Inc., designated by the board of directors.

Record Date and Required Vote

The board of directors has fixed the close of business on March 25, 2011 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting. On the record date, there were 143,869,084 shares of common stock outstanding and entitled to vote, and we had no other classes of securities outstanding. All of these shares are to be voted as a single class, and each holder is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Holders of shares that abstain from voting or that are subject to a broker non-vote will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event there are not sufficient votes for a quorum or to approve any proposal at the time of the annual meeting, the annual meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

Directors will be elected by a majority of votes cast at the annual meeting. A description of the majority voting provisions in our by-laws appears below under the heading “Election of Directors – Majority Voting.” For Proposals 2 and 4 to be approved, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. For Proposal 3, the alternative receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that shareholders approve on an advisory basis. For each of these proposals, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Voting

Shareholders can appoint a proxy by: marking their vote on their proxy card, signing and dating it, and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States; calling a toll-free number in accordance with the instructions on their proxy card; or using the Internet in accordance with the instructions on their proxy card.

Shareholders who hold shares through a bank, broker or other record holder may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with this proxy statement. Shareholders voting via the Internet or by telephone will bear any costs associated with electronic or telephone access, such as usage charges from Internet access providers and telephone companies.

An individual who has a beneficial interest in shares of our common stock allocated to his or her account under the Fiserv, Inc. 401(k) savings plan may vote the shares of common stock allocated to his or her account. We will provide instructions to participants regarding how to vote his or her allocated shares. If no direction is provided, the trustee of the Fiserv, Inc. 401(k) savings plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received from other participants, except that the trustee, in the exercise of its fiduciary duties, may determine that it must vote the shares in some other manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 15, 2011 by: each current director and director nominee; each executive officer appearing in the Summary Compensation Table; all directors and executive officers as a group; and any person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock based on our review of the reports regarding ownership filed with the Securities and Exchange Commission in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class(3)
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	11,838,439	8.2%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	7,720,193	5.3%
Jeffery W. Yabuki	964,990	*
Thomas J. Hirsch	167,576	*
James W. Cox	288,897	*
Stephen E. Olsen(6)	51,622	*
Thomas W. Warsop III	76,077	*
Donald F. Dillon	2,210,457	1.5%
Daniel P. Kearney	41,408	*
Peter J. Kight	121,338	*
Gerald J. Levy(6)	158,584	*
Denis J. O’Leary	18,568	*
Glenn M. Renwick	45,096	*
Kim M. Robak	33,823	*
Doyle R. Simons	15,948	*
Carl W. Stern	—	*
Thomas C. Wertheimer	35,822	*
All directors and executive officers as a group (19 people)	4,413,243	3.0%

*	Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner is care of Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

(2)	All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to us by such beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws.

Includes stock options, which, as of March 15, 2011, were exercisable currently or within 60 days: Mr. Yabuki – 861,624; Mr. Hirsch – 152,034; Mr. Cox – 112,374; Mr. Olsen – 45,517; Mr. Warsop – 61,208; Mr. Dillon –321,954; Mr. Kearney – 29,515; Mr. Kight –57,154; Mr. Levy – 32,537; Mr. O’Leary – 8,156; Mr. Renwick –32,670; Ms. Robak –26,056; Mr. Simons –8,155; Mr. Wertheimer – 29,222; and all directors and executive officers as a group – 1,892,170.

Includes shares of restricted stock subject to vesting: Mr. Olsen – 1,698; Mr. Dillon – 484; Mr. Kearney – 484; Mr. Levy – 484; Mr. Renwick – 484; Ms. Robak – 484; Mr. Simons – 250;

Mr. Wertheimer – 484; and all directors and executive officers as a group – 5,822. The holders of the restricted stock have sole voting power, but no dispositive power, with respect to such shares.

Includes shares deferred under vested restricted stock units: Mr. Hirsch – 2,152; Mr. Kearney – 2,628; Mr. Kight – 3,074; Mr. O’Leary – 3,134; Mr. Renwick – 2,628; Ms. Robak – 1,176; Mr. Simons – 2,628; and all directors and executive officers as a group – 17,420.

Includes shares eligible for issuance pursuant to the non-employee director deferred compensation plan: Mr. Kearney – 5,317; Mr. O’Leary – 3,278; Mr. Renwick – 5,026; Ms. Robak – 1,191; Mr. Simons – 4,540; and all directors as a group – 19,352.

Mr. Dillon is a trustee of the Dillon Foundation which holds 133,750 shares of our common stock. Mr. Yabuki is a trustee of the Yabuki Family Foundation which holds 1,000 shares of our common stock. As a trustee, Mr. Dillon or Mr. Yabuki, as applicable, has voting and investment power over the shares held by the foundation. These shares are, accordingly, included in their respective reported beneficial ownership.

(3)	On March 15, 2011, there were 144,689,661 shares of common stock outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days, shares deferred pursuant to vested restricted stock units and shares eligible for issuance pursuant to the non-employee director deferred compensation plan are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder, but not deemed outstanding for the purpose of calculating the percentage of any other person.

(4)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 10, 2011 with the Securities and Exchange Commission, which indicates that these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. According to the Schedule 13G, Price Associates exercises sole voting power over 2,843,157 of the securities and sole dispositive power over 11,838,439 of the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based on a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) on February 10, 2011 with the Securities and Exchange Commission, which indicates that the Vanguard Group exercises sole voting power and shared dispositive power over 188,932 of the securities and sole dispositive power over 7,531,261 of the securities. According to the Schedule 13G, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 188,932 of the securities as a result of VFTC serving as investment manager of collective trust accounts and directing the voting of these securities.

(6)	Mr. Olsen has given his notice of resignation effective May 2, 2011. Mr. Levy is retiring from our board when his term expires at the 2011 annual meeting.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors

Our articles of incorporation provide for a board of directors that is divided into three classes. The terms for each class are three years, staggered over time. There are no family relationships among any of our directors or executive officers, and no nominee for director has been nominated pursuant to any agreement or understanding between us and any person.

All of the nominees for election as director at the annual meeting are incumbent directors. These nominees have consented to serve as a director if elected and management has no reason to believe that any nominee will be unable to serve. Unless otherwise specified, the shares of common stock represented by the proxies solicited hereby will be voted in favor of the nominees proposed by the board of directors. In the event that any director nominee becomes unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee, if any, as the board of directors may propose. The affirmative vote of a majority of votes cast is required for the election of directors. A description of the majority voting provisions in our by-laws appears below under the heading “– Majority Voting.”

Nominees for Election

Each person listed below is nominated for election to serve as a director until the annual meeting of shareholders in the year in which his or her term expires, and until his or her successor is elected and qualified. The board of directors recommends that you vote FOR its nominees for director.

Three-year terms expiring in 2014

Donald F. Dillon (age 71) has been Chairman of the board of directors since 2000. Mr. Dillon served as Vice Chairman of the board of directors from 1995 to 2000. In 1976, Mr. Dillon and an associate founded Information Technology, Inc. (“ITI”), a provider of banking software and services. ITI was acquired by Fiserv in 1995. From 1966 to 1976, Mr. Dillon was with the National Bank of Commerce, Lincoln, Nebraska and served as Senior Vice President – Information Management Division. In the past five years, in addition to Fiserv, Mr. Dillon served as: the Chairman of the Board of Trustees of Doane College; a member of the Board of Trustees for the University of Nebraska (current); and a member of the University of Nebraska’s Directors Club (current). The board concluded that Mr. Dillon should serve as the company’s Chairman of the Board of Directors because, as the founder of ITI, he brings more than 40 years of experience in the financial and data processing industries. Principal Occupation: Chairman of the Board of Directors of Fiserv, Inc.

Denis J. O’Leary (age 54) has been a director since 2008. In 2009, Mr. O’Leary became managing partner of Encore Financial Partners, Inc., a company focused on the acquisition and management of banking organizations in the United States. From 2006 to 2009, he was a senior advisor to The Boston Consulting Group with respect to the enterprise technology, financial services, and consumer payments industries. Through early 2003, he spent 25 years at J.P. Morgan Chase & Company and its predecessors in various capacities, including Director of Finance, Chief Information Officer, Head of Retail Branch Banking, Managing Executive of Lab Morgan, and, from 1994 to 2003, Executive Vice President. In the past five years, in addition to Fiserv, Mr. O’Leary has served on the board of directors of McAfee, Inc. (former), a publicly traded supplier of computer security solutions, and Hamilton State Bancshares, Inc. (current), a privately held bank holding company. The board concluded that Mr. O’Leary should be a director of the company because of his extensive knowledge of and experience in both the banking and information technology industries. Principal Occupation: Managing Partner, Encore Financial Partners, Inc.

Glenn M. Renwick (age 55) has been a director since 2001. Mr. Renwick is President and Chief Executive Officer of The Progressive Corporation. Before being named Chief Executive Officer in 2001, Mr. Renwick served as Chief Executive Officer – Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s consumer marketing group and served as president of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. In the past five years, in addition to Fiserv, Mr. Renwick served on the board of directors of The Progressive Corporation (current), a publicly traded property and casualty insurance company, and UnitedHealth Group Incorporated (current), a publicly traded provider of health insurance. The board concluded that Mr. Renwick should be a director of the company because he is an accomplished business leader with significant information technology experience. Principal Occupation: President and Chief Executive Officer of The Progressive Corporation.

Carl W. Stern (age 65) has been a director since 2011. Mr. Stern is Chairman of The Boston Consulting Group Inc. (“BCG”), a global management consulting firm that advises clients on issues of direction and performance. He joined BCG in 1974. He began as a consultant in the San Francisco office, transferred to London in 1978, and led the firm’s Chicago office from 1981 to 1991. He headed BCG’s Americas region from 1991 to 1997. In 1997, Mr. Stern was elected President and Chief Executive Officer, a position he held through 2003. He has since served as Chairman of the BCG board. Mr. Stern serves on the boards of the Initiative for a Competitive Inner City and the Friends of the World Food Program. The board concluded that Mr. Stern should be a director of the company because he has more than three decades of experience in the field of corporate strategy, including assisting clients throughout the world to develop competitive strategies and to shape their corporate portfolios. Mr. Stern was recommended to the board by a third party consultant. Principal Occupation: Chairman of The Boston Consulting Group, Inc.

Continuing Directors

Continuing terms expiring in 2012

Daniel P. Kearney (age 71) has been a director since 1999. Mr. Kearney is a financial consultant and served as Chief Investment Officer of Aetna, Inc. from 1991 to 1998. In 1995, he assumed the additional responsibility of President of Aetna’s annuity, pension and life insurance division, retiring in 1998. Prior to joining Aetna, Mr. Kearney was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board. Before that, he was a principal at Aldrich, Eastman and Waltch, Inc., a Boston-based pension fund advisor. From 1977 to 1988, Mr. Kearney was with Salomon Brothers, Inc. as Managing Director of its Real Estate Financing Department and a founder of its Mortgage Securities Department, and from 1976 to 1977 he was Associate Director of the United States Office of Management and Budget. He served as President of the Government National Mortgage Association (Ginnie Mae) from 1974 to 1976, Deputy Assistant Secretary of the Department of Housing and Urban Development from 1973 to 1974, and as Executive Director of the Illinois Housing Development Authority from 1969 to 1973. Previously, he was in private law practice in Chicago, Illinois. In the past five years, in addition to Fiserv, Mr. Kearney served as a director of MGIC Investment Corporation (current), a publicly traded mortgage insurance company, and non-executive Chairman of MBIA, Inc. (current), a publicly traded financial guarantor. The board concluded that Mr. Kearney should be a director of the company because of his over 40 years of experience in the banking, insurance and legal industries. Principal Occupation: Financial Investor.

Peter J. Kight (age 55) has been a director since 2007. Mr. Kight is the founder of CheckFree Corporation, which was acquired by Fiserv in 2007. From 2007 until early 2010, he served as Fiserv’s Vice Chairman and, from 1981 to 2007, he served as the Chairman and Chief Executive Officer of CheckFree Corporation. Mr. Kight is currently a managing partner of Comvest Investment Partners. In the past five years, in addition to Fiserv, Mr. Kight served a director of CheckFree Corporation, Akamai Technologies, Inc. (current), a publicly traded company that distributes computing solutions and services, and Manhattan Associates, Inc. (current), a publicly traded company that provides supply chain planning and execution solutions. The board concluded that

Mr. Kight should be a director of the company because he is a pioneer in the financial services technology industry, specifically in the areas of electronic funds transfer, online banking and electronic billing and payment, and because he continues to drive industry innovation and product development. Principal Occupation: Managing Partner, Comvest Investment Partners.

Jeffery W. Yabuki (age 51) has been a director and our President and Chief Executive Officer since 2005. Before joining Fiserv, Mr. Yabuki served as Executive Vice President and Chief Operating Officer for H&R Block, Inc., a financial services firm, from 2002 to 2005. From 2001 to 2002, he served as Executive Vice President of H&R Block and from 1999 to 2001, he served as the President of H&R Block International. From 1987 to 1999, Mr. Yabuki held various executive positions with American Express Company, a financial services firm, including President and Chief Executive Officer of American Express Tax and Business Services, Inc. In the past five years, in addition to Fiserv, Mr. Yabuki served on the board of directors of PetSmart, Inc. (former), a publicly traded specialty retailer of pet products and services, and MBIA, Inc. (former), a publicly traded financial guarantor. The board concluded that Mr. Yabuki should be a director of the company because he has extensive senior management experience at a number of large corporations and serves as the chief executive officer of the company. Principal Occupation: President and Chief Executive Officer of Fiserv, Inc.

Continuing terms expiring in 2013

Kim M. Robak (age 55) has been a director since 2003. Ms. Robak is a partner at Mueller Robak, LLC. Previously, Ms. Robak was Vice President for External Affairs and Corporation Secretary at the University of Nebraska from 1999 to 2004. Ms. Robak served as the Lieutenant Governor of the State of Nebraska from 1993 to 1999, as Chief of Staff from 1992 to 1993, and as Legal Counsel from 1991 to 1992. Prior to 1991, Ms. Robak was a partner of the law firm Rembolt Ludtke Milligan and Berger. During her tenure in state government, she chaired the Governor’s Information Resources Cabinet and led the Information Technology Commission of Nebraska. In the past five years, in addition to Fiserv, Ms. Robak served on the board of directors of UNIFI Mutual Holding Company (current), a provider of life insurance, annuities, and mutual funds; Union Bank & Trust Company (current), a financial institution; FBL Financial Group, Inc. (former), a publicly traded life insurance holding company; and First Ameritas Life Insurance Corporation of New York (former), a life insurance company. The board concluded that Ms. Robak should be a director of the company because she is an accomplished business person and a community leader who brings a variety of experiences to the board through her work in the fields of law, government and technology. Principal Occupation: Partner at Mueller Robak, LLC.

Doyle R. Simons (age 47) has been a director since 2007. Mr. Simons is the Chairman and Chief Executive Officer of Temple-Inland, Inc. From 2005 to 2007, he was Executive Vice President of Temple-Inland, Inc.; from 2003 to 2005, he served as its Chief Administrative Officer; from 2000 to 2003, he was Vice President – Administration; and from 1994 to 2000, he served as Temple-Inland’s Director of Investor Relations. In the past five years, in addition to Fiserv, Mr. Simons served on the board of directors of Temple-Inland, Inc. (current), a publicly traded manufacturing company focused on corrugated packaging and building products. The board concluded that Mr. Simons should be a director of the company because, as the Chairman and CEO of Temple-Inland, he is an accomplished business person with diverse experiences in senior management and financial and legal matters. Principal Occupation: Chairman and Chief Executive Officer of Temple-Inland, Inc.

Thomas C. Wertheimer (age 70) has been a director since 2003. Mr. Wertheimer is a Certified Public Accountant and a retired Senior Audit Partner of PricewaterhouseCoopers (“PwC”). He served as lead audit partner for a number of key multinational and national clients of PwC, including publicly held automotive manufacturing, financial services and retail companies. He also held technical accounting and audit quality positions including Director of Accounting, Auditing and SEC for the Midwest Region of Coopers & Lybrand. Mr. Wertheimer served on the Board of Partners at Coopers & Lybrand from 1995 until its merger with Price Waterhouse in 1998. From 2003 to 2007, he was a consultant to the Public Company Accounting Oversight Board, assisting in designing and executing its program of inspection of registered accounting firms. In the past five years, in addition to Fiserv, Mr. Wertheimer served on the board of directors of Vishay Intertechnology, Inc.

(current), a publicly traded electronic component manufacturer, and Xinyuan Real Estate Co., Ltd. (current), a residential real estate developer in China. The board concluded that Mr. Wertheimer should be a director of the company because of his extensive knowledge of and experience in accounting, auditing and financial reporting matters. Principal Occupation: Financial Consultant.

Retiring Director

Gerald J. Levy (age 79) has been a director since 1986 and is known nationally for his involvement in various financial industry organizations. Mr. Levy is a past Director and Chairman of the United States League of Savings Institutions, and served as Chairman of its Government Affairs Policy Committee. Since 1959, Mr. Levy has served Guaranty Bank, Milwaukee, Wisconsin, in various capacities, including as Chairman since 2002 and Chief Executive Officer from 1973 to 2002. In the past five years, in addition to Fiserv, Mr. Levy served on the boards of directors of Guaranty Bank (current) and Guaranty Financial M.H.C. (current), the holding company of Guaranty Bank. The board concluded that Mr. Levy should be a director of the company because of his extensive knowledge of and experience in the banking industry. Principal Occupation: Chairman of Guaranty Bank.

Majority Voting

Our by-laws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election. Once our chairman of the board determines that a contested election exists in accordance with our by-laws, the plurality vote standard will apply at a meeting at which a quorum is present regardless of whether a contested election continues to exist as of the date of such meeting.

Our by-laws further provide that, in an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Against Vote”) will promptly tender his or her resignation. The nominating and corporate governance committee of the board of directors will then promptly consider the resignation submitted by a director receiving a Majority Against Vote, and the committee will recommend to the board whether to accept the tendered resignation or reject it.

The board of directors will act on the committee’s recommendation no later than 90 days following the date of the meeting during which the Majority Against Vote occurred. In considering the committee’s recommendation, the board will consider the factors considered by the committee and such additional information and factors the board believes are relevant. Following the board’s decision, we will promptly file a Current Report on Form 8-K with the Securities and Exchange Commission that sets forth the board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation. Any director who tenders a resignation pursuant to this provision will not participate in the committee recommendation or the board consideration regarding whether to accept the tendered resignation. Our by-laws set forth the procedure for acting if a majority of the members of the committee receive Majority Against Votes at the same election.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

We are conducting a non-binding, advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, in accordance with Section 14A of the Exchange Act (commonly referred to as “Say-on-Pay”).

Proposed Resolution

We encourage shareholders to review the Compensation Discussion and Analysis beginning on page 20 of this proxy statement as well as the tabular and narrative disclosure under “Compensation of Executive Officers” beginning on page 34. Our compensation program for named executive officers is designed to create shareholder value by rewarding performance, and includes the following key factors:

•	We provide a significant portion of compensation to our named executive officers in the form of performance-based cash and equity incentive awards.

•

Our compensation committee sets performance goals or criteria for our cash and equity incentive compensation at threshold, target and maximum award levels that recognize the direct impact our named executive officers’ performance has on our results.

•

Despite a challenging economy, in 2010 we delivered an 11% increase in adjusted earnings per share, a 13% increase in cash flow from operations, and positive adjusted internal revenue growth, in each case compared to 2009. Nevertheless, the cash incentive awards paid to our named executive officers, other than Mr. Warsop, for 2010 were below target levels.

•

Equity incentive awards comprised the largest portion of compensation of our CEO and CFO, and a significant portion of the compensation of each of the other named executive officers in 2010. Equity awards were generally granted at target, which reflects the compensation committee’s belief that each named executive officer’s performance will continue to positively impact our future operating results. A significant portion of our equity awards are in the form of options, which only have value if the price of our stock increases.

•

We did not increase the base salaries of our named executive officers in 2010 compared to 2009, and we do not provide perquisites to our named executive officers. We provide health and welfare benefits that we believe keep us competitive in the marketplace.

•

We have stock ownership guidelines, which require our executive officers to maintain a substantial investment in Fiserv stock; stock disposition requirements, which restrict how much Fiserv stock an executive officer can sell in a specified period; and a compensation recoupment, or “clawback,” policy, all of which we believe align the interests of our named executive officers with those of our shareholders.

The board endorses the compensation of our named executive officers and recommends that you vote FOR the following resolution:

RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including under “Compensation Discussion and Analysis” and in the tabular and narrative disclosures under “Compensation of Executive Officers.”

Vote Required, Effect of Vote and Recommendation of the Board of Directors

To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted in favor of this proposal.

Because the vote is advisory, it will not be binding upon the board or the compensation committee, and neither the board nor the compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the outcome of this vote is advisory, the compensation committee will carefully consider the outcome of the vote when considering future executive compensation decisions to the extent it can determine the cause or causes of any significant negative voting results.

The board of directors recommends that you vote in favor of Proposal 2.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

We are conducting a non-binding, advisory vote on the frequency of holding a shareholder advisory vote on the compensation of our named executive officers in accordance with Section 14A of the Exchange Act. Shareholders may vote on whether they prefer to hold the advisory vote on the compensation of our named executive officers every one, two or three years.

Proposed Resolution

You may cast your vote on your preferred frequency of holding the advisory vote when you vote in response to the resolution set forth below.

RESOLVED, that the shareholders hereby approve, on an advisory basis, that the company hold a shareholder advisory vote to approve the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission every one, two or three years, as determined by the alternative that receives the highest number of votes cast for it.

After careful consideration of this proposal, our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Fiserv. Therefore, our board of directors recommends that you vote for holding an advisory vote on the compensation of our named executive officers every year. Shareholders should understand that they are not voting “for” or “against” the recommendation of the board, but instead have the choice to vote for holding future advisory votes on the compensation of our named executive officers every one, two or three years, or to abstain from voting.

Our board of directors believes that an executive compensation program should drive creation of shareholder value over the long-term. Although not all compensation programs can be adequately evaluated on an annual basis, the board currently believes that receiving advisory input from our shareholders each year will be most effective to enable it to get timely, direct input on our compensation philosophy, policies and practices.

Vote Required, Effect of Vote and Recommendation of the Board of Directors

The alternative receiving the greatest number of votes—every one, two or three years—will be the frequency that shareholders approve on an advisory basis for holding an advisory vote on the compensation of our named executive officers. Unless otherwise specified, the proxies solicited hereby will be voted in favor of holding an advisory vote on the compensation of our named executive officers every year.

Because the vote is advisory, it will not be binding upon the board or the compensation committee, and neither the board nor the compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the outcome of this vote is advisory, the compensation committee and board will carefully consider the outcome of the vote when determining how often shareholders will have an opportunity to vote on the compensation of our named executive officers.

For Proposal 3, the board of directors recommends that you vote in favor of holding a shareholder advisory vote on executive compensation every year.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP

Background

The audit committee of the board of directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Deloitte & Touche LLP has served as our independent public accounting firm since 1986. The audit committee, from time to time, evaluates the performance of Deloitte & Touche LLP to determine whether we should continue to retain the firm as our independent registered public accounting firm. To this end, at least annually, Deloitte & Touche LLP makes a presentation to the committee regarding the services it provides, and our chief financial officer provides the committee with his assessment of the firm’s performance. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent registered public accounting firm is not required to be submitted for shareholder approval, but the audit committee of our board of directors is seeking ratification of its selection of Deloitte & Touche LLP as a matter of good corporate practice. If our shareholders do not ratify this selection, the audit committee of the board of directors will consider it a direction to select another independent public accounting firm for 2011. Even if the selection is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our shareholders’ best interests.

Vote Required and Recommendation of the Board of Directors

To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

The board of directors recommends that you vote in favor of Proposal 4.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that Donald F. Dillon, Daniel P. Kearney, Gerald J. Levy, Denis J. O’Leary, Glenn M. Renwick, Kim M. Robak, Doyle R. Simons, Carl W. Stern and Thomas C. Wertheimer are “independent” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). In determining the independence of directors, our board of directors considers, among other matters, circumstances where a director also serves as a director of a client. In particular, the board considered the fact that Guaranty Bank, of which Mr. Levy is the chairman, is a client of Fiserv and determined that the relationship does not impact Mr. Levy’s independence. Mr. Levy will retire from our board of directors when his term expires at the 2011 annual meeting. Mr. Yabuki is not independent because he is a current employee of Fiserv, and Mr. Kight is not independent because he has been employed by Fiserv within the past three years.

Meetings and Attendance

During our fiscal year ended December 31, 2010, our board of directors held five meetings, and each director attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by all committees of the board on which she or he served, in each case while the director was serving on our board of directors. Directors are expected to attend each annual meeting of shareholders. All of the directors serving on the board at the time of our 2010 annual meeting of shareholders attended the meeting.

Board Leadership Structure

We separate the roles of chief executive officer and Chairman of the board to allow our leaders to focus on their respective responsibilities. Our chief executive officer is responsible for setting our strategic direction and providing day-to-day leadership. Our Chairman provides guidance to our chief executive officer, sets the agenda for board meetings, and presides over meetings of the full board. Our board recognizes the time, effort and energy that our chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. Our board believes that having separate positions provides a clear delineation of responsibilities for each position and enhances the ability of each leader to discharge his duties effectively which, in turn, enhances our company’s prospects for success.

Committees of the Board of Directors

Our board of directors has three standing committees: a nominating and corporate governance committee; an audit committee; and a compensation committee. The directors currently serving on these committees satisfy the independence requirements contained in the NASDAQ Marketplace Rules applicable to such committees, including the enhanced independence requirements for members of the audit committee. Each of these committees has the responsibilities set forth in written charters adopted by the board of directors. We make copies of each of these charters available free of charge on our website at http://investors.fiserv.com/documents.cfm. Other than the text of the charters, we are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

Nominating and Corporate Governance Committee

Membership and Responsibilities

The nominating and corporate governance committee assists the board of directors to identify and evaluate potential director nominees, and recommends qualified nominees to the board of directors for consideration by the shareholders. In addition, the nominating and corporate governance committee oversees our corporate governance procedures. The members of the nominating and corporate governance committee are Ms. Robak (Chairperson), Mr. Kearney and Mr. Levy, each of whom is independent. The nominating and corporate governance committee held four meetings during 2010.

Nominations of Directors

The nominating and corporate governance committee recommends to the full board of directors the nominees to stand for election at our annual meeting of shareholders and to fill vacancies occurring on the board. In this regard, the nominating and corporate governance committee regularly assesses the appropriate size of the board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the committee utilizes a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the committee through current directors, professional search firms, shareholders or other persons.

The committee evaluates prospective nominees in the context of the then current constitution of the board of directors and considers all factors it considers appropriate, which include those set forth in our governance guidelines. Our governance guidelines provide that the members of our board of directors should have diverse backgrounds and skills. The diversity that the committee seeks includes diversity of education, professional experience as well as diversity of gender, race and national origin, in order that the board represents a broad set of skills and viewpoints. Other than as set forth in our governance guidelines, the committee does not have a formal policy with respect to diversity. The board of directors and the nominating and corporate governance committee believe the following minimum qualifications must be met by a director nominee to be recommended by the committee:

•	Each director must display the highest personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•	Each director must be highly accomplished in his or her respective field, with strong credentials and broad experience.

•	Each director must have relevant expertise and experience and be able to offer advice and guidance to our chief executive officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our shareholders, and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the board of directors and to enhance his or her knowledge of our business.

In addition, the nominating and corporate governance committee seeks to have at least one director who is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Exchange Act, and we must have at least one director (who may also be an “audit committee financial expert”) who, in accordance with the NASDAQ Marketplace Rules, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In making recommendations to the board of directors, the nominating and corporate governance committee examines each director nominee on a case-by-case basis regardless of who recommended the nominee. The committee will consider persons recommended by shareholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our governance guidelines and the Nominating and Corporate Governance Committee Charter. The committee does not evaluate shareholder nominees differently than any other nominee.

Pursuant to procedures set forth in our by-laws, our nominating and corporate governance committee will consider shareholder nominations for directors if our corporate Secretary receives timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be in proper form, the notice must, among other matters: list the name and residence address of the person or persons to be nominated; include each nominee’s written consent to be named in our proxy statement and to serve as a director if elected; describe all arrangements or understandings between the nominating shareholder and each nominee, including any understanding with any person as to how such nominee, if elected, will act or vote on any issue or question and all direct and indirect compensation and any other material monetary arrangements during the past three years between the nominating shareholder and its affiliates, on the one hand, and each nominee and his or her affiliates, on the other hand; describe information about the nominating shareholder and each nominee; and contain such other information regarding each nominee proposed by such shareholder and any such beneficial owner as would be required to be disclosed in solicitations of proxies for a contested election of directors, or would be otherwise required to be disclosed, in each case pursuant to Section 14 of the Exchange Act. To be timely, the notice must be received by the applicable deadline set forth in our by-laws. The detailed requirements for nominations are set forth in our by-laws, which were attached as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2008. A copy of our by-laws will be provided upon written request to our corporate Secretary. Additional requirements regarding shareholder proposals, including director nominations, are described below under the heading “Shareholder Proposals for the 2012 Annual Meeting.”

Audit Committee

Membership and Responsibilities

The audit committee’s primary role is to provide independent review and oversight of our financial reporting processes and financial statements, system of internal controls, audit process and results of operations and financial condition. In doing so, it is the responsibility of the audit committee to provide an open avenue of communication between the board of directors, management, our internal audit function and our independent auditor. The audit committee is directly and solely responsible for the appointment, compensation, retention, termination and oversight of our independent auditor. The members of the audit committee are Mr. Wertheimer (Chairman), Mr. Kearney and Mr. O’Leary, each of whom is independent as defined by applicable NASDAQ and Securities and Exchange Commission rules. The board of directors has determined that all three of the members of the audit committee are “audit committee financial experts,” as that term is used in Item 407(d)(5) of Regulation S-K. The audit committee held ten meetings during 2010.

Audit Committee Report

In accordance with its written charter, the audit committee provides independent review and oversight of the accounting and financial reporting processes and financial statements of Fiserv, Inc., the system of internal controls that management and the board of directors have established, the audit process and the results of operations of Fiserv, Inc. and its financial condition. Management has the responsibility for preparing the company’s financial statements and the independent auditors have the responsibility for examining those statements.

The audit committee has reviewed and discussed with management and the independent auditors the audited financial statements of Fiserv, Inc. for the fiscal year ended December 31, 2010. The audit committee has also discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the internal controls and internal audit organization, responsibilities, budget and staffing of Fiserv, Inc. The audit committee reviewed with both the independent auditors and the internal auditors their respective audit plans, audit scope and identification of audit risks.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors that the audited financial statements of Fiserv, Inc. be included in its Annual Report on Form 10-K for 2010, for filing with the Securities and Exchange Commission.

Thomas C. Wertheimer, Chairman

Daniel P. Kearney

Denis J. O’Leary

Compensation Committee

The compensation committee: evaluates the performance of our executive officers; approves executive officer compensation; reviews management’s recommendations as to the compensation of other key personnel; evaluates compensation risk; makes recommendations to the board of directors regarding director compensation; administers compensation and benefit plans; and discharges other responsibilities of the board of directors when so instructed by the board of directors.

The members of the compensation committee are Mr. Renwick (Chairman), Mr. Levy and Mr. Simons, each of whom is independent. The compensation committee held five meetings during 2010. Additional information regarding the compensation committee and our policies and procedures regarding executive compensation, including, among other matters, our use of compensation consultants and management’s role in determining compensation, is provided below under the heading “Compensation Discussion and Analysis – Determining Compensation.”

Risk Oversight

Our management is responsible for managing risks and our board of directors is responsible for overseeing management. To discharge this responsibility, the board seeks to be informed about the risks facing the company so that it may evaluate actual and potential risks and understand how management is managing such risks. To this end, the board, as a whole and at the committee level, regularly receives reports from management about risks faced by the company. For example, the board of directors regularly receives reports directly from our chief executive officer about, among other matters, developments in our industry so that the board may evaluate the competitive risks faced by the company. In addition, our chief financial officer, at each meeting of the board, presents information regarding our financial performance as well as information regarding our capital allocation decisions, creditworthiness and liquidity, all in an effort to understand financial risks faced by the company. As discussed above, the positions of chief executive officer and Chairman are held by different individuals. We believe a separate Chairman position enhances the effectiveness of our board’s risk oversight function by providing leadership to the board that is independent from those tasked with managing the risk profile of our company.

The committees of the board also play a critical role in the board’s ability to collect and assess information. The audit committee’s charter charges it with a variety of risk-related oversight duties, including: (i) inquiring of relevant personnel regarding risks or exposures generally, including risks associated with derivatives, currency exposure, interest rate hedging and other investment strategies; (ii) coordinating the board’s oversight of our significant internal controls and disclosure controls and procedures; (iii) administering our code of business conduct and ethics; (iv) reviewing legal and regulatory matters that could have a material impact on the financial statements; (v) considering and approving related party transactions; and (vi) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. At each of its quarterly meetings, the audit committee receives reports from our director of internal audit regarding significant audit findings during the quarter and management’s responses thereto. In addition, the committee regularly receives reports from our enterprise risk and resilience group, which is responsible for Fiserv’s enterprise risk management program that encompasses our business continuity planning, incident management, risk assessment, operational regulatory compliance, insurance, and information security across all Fiserv businesses and support functions.

In addition, our compensation committee regularly receives reports from our human resources department and our senior management about our compensation programs and policies to enable it to oversee management’s administration of compensation-related risks. The nominating and corporate governance committee also works closely with our general counsel and the members of the board to seek to manage risks associated with the independence of the directors, conflicts of interest, and other corporate governance related matters.

Communications with the Board of Directors

Shareholders may communicate with our board of directors or individual directors by submitting communications in writing to us at 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel and Secretary. Communications will be delivered directly to our board of directors or individual directors, as applicable.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a written policy that requires all related person transactions be reviewed and approved by: the audit committee of the board of directors; or, if the audit committee is not able to review the transaction for any reason (e.g., if a majority of its members are interested in a transaction), a majority of the disinterested members of the board; or, if the transaction involves the compensation of an executive officer or director, the compensation committee of the board of directors. The policy also provides that, at least annually, each ongoing, previously approved related person transaction is to be reviewed by the body that originally approved the transaction: to ensure that it is being pursued in accordance with all of the understandings and commitments made at the time that it was previously approved; to ensure that the commitments being made with respect to such transaction are appropriately reviewed and documented; and to reaffirm the continuing desirability of and need for the related person arrangement.

A related person transaction is a transaction in which we are proposed to be a participant and in which a related person may have a direct or indirect material interest. Our policy adopts the definition of a related person contained in Item 404(a) of Regulation S-K and applies to our directors and executive officers, immediate family members of our directors and executive officers, security holders who beneficially own five percent or more of any class of our outstanding voting securities, an immediate family member of any significant shareholder, and any entity that is owned or controlled by any of the foregoing.

The audit committee (or, as applicable, the board of directors or the compensation committee) will consider all relevant factors with respect to a proposed related person transaction, and will only approve such a transaction if the audit committee determines that the transaction is in our and our shareholders’ best interests or, if an alternate standard of review is imposed by applicable laws, statutes, governing documents or listing standards, if such alternate standard of review is satisfied.

Certain Relationships and Related Transactions

Mr. Kight made personal use of a company-owned aircraft in 2010. He reimbursed us for the aggregate incremental cost of such use. We calculated the aggregate incremental cost of such use based on a methodology that included the cost of fuel, maintenance and repair expenses, pilot services, travel expenses and other variable costs associated with personal use. Because the company-owned aircraft was used primarily for business travel, the methodology excluded fixed costs that did not change based on usage, including pilot salaries, the lease costs of the aircraft and the cost of maintenance unrelated to personal travel. In 2010, Mr. Kight reimbursed us $88,962 for such use. The audit committee of the board of directors approved his personal use of the aircraft in 2010, and he no longer makes personal use of company-owned aircraft.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that, during our fiscal year ended December 31, 2010, all Section 16 reporting persons complied with all applicable filing requirements, except that, on February 14, 2011, Michael Gianoni filed a Form 5 to report our withholding of 131 shares to satisfy a tax liability incident to the vesting of restricted stock units on February 27, 2010.

AUDIT FEES

Independent Registered Public Accounting Firm and Fees

The following table presents the aggregate fees billed by Deloitte & Touche LLP and related entities for services provided during 2009 and 2010. The audit committee has concluded that Deloitte & Touche LLP’s provision of the audit and permitted non-audit services described below is compatible with Deloitte & Touche LLP maintaining its independence.

	2009	2010
Audit Fees	$2,067,000	$1,870,000
Audit-Related Fees	8,000	2,175,000
Tax Fees	540,000	188,000

Total	$2,615,000	$4,233,000

Audit Fees.    Audit fees are for professional services rendered by Deloitte & Touche LLP in connection with the audit of our annual financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, our preparation of registration statements and foreign statutory audits.

Audit-Related Fees.    Audit-related fees are for professional services rendered by Deloitte & Touche LLP for service auditor reports and employee benefit plan audits. The significant increase in audit-related fees in 2010 as compared to 2009 is due to management’s selection of Deloitte & Touche LLP to conduct all of our service auditor, or SAS 70, reports. In 2009, the service auditor reports were prepared by a different firm.

Tax Fees.    Tax fees are principally for tax consultations and tax return preparation.

Pre-Approval Policy

In 2010, the audit committee pre-approved all services provided by our independent registered public accounting firm. The audit committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the audit committee may form, and delegate authority to, a subcommittee consisting of one or more members to approve the provision of audit and permitted non-audit services. In such case, if the subcommittee approves any services, it is required to provide the full audit committee with a report regarding the services that it approved at the audit committee’s next scheduled meeting. In addition, the audit committee pre-approves particular services, subject to certain monetary limits, after the audit committee is presented with a schedule describing the services to be approved. The audit committee’s pre-approval policies do not permit the delegation of the audit committee’s responsibilities to management.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis portion of this proxy statement is designed to provide you with information regarding how we compensate our executive officers. Our discussion is organized as follows:

•

Executive Summary. This section discusses our business and the markets in which we operate to provide context for a better understanding of what we pay our executive officers and summarizes our executive compensation for 2010.

•	Compensation Philosophy. This section describes our compensation philosophy.

•	Determining Compensation. This section explains how we determine compensation and discusses the roles of the parties involved in that process.

•	Structuring Compensation. This section discusses our compensation objectives, the components of compensation, and factors we consider in determining the mix of the compensation we pay.

•	2010 Named Executive Officer Compensation. This section discusses and analyzes the compensation paid to, or earned by, our named executive officers in 2010.

•

Other Compensation Policies. This section describes additional compensation policies, including our securities trading policy, stock ownership requirements, disposition guidelines, compensation recoupment policy, equity award grant practices, and policy on deductibility of compensation.

•	Employment and Other Agreements with Executive Officers. This section contains a description of the material terms of our agreements with the named executive officers.

Executive Summary

Our mission is to provide integrated technology and services solutions to enable best-in-class results for our clients. We are pursuing this goal by implementing a strategy focused on new product and service development, improved cost effectiveness of services, aggressive solicitation of new clients and strategic acquisitions and divestitures. We face significant competition from domestic and international companies that are aggressive and well financed. Our industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. In order to implement our strategic plan, we need to assemble and maintain a leadership team with the integrity, skills and dedication to execute our initiatives. We believe that executive officer compensation can be used to help us meet these challenges by “paying for performance,” thereby aligning the interests of our executive officers with those of our shareholders.

We provide our executive officers short-term compensation in the form of base salary and cash incentive awards that incentivize our executive officers to meet annual performance goals. In addition, we offer long-term equity compensation that promotes our sustained financial and operating performance by delivering value to executive officers if our stock price increases over time and by encouraging retention. For these reasons, equity awards comprise a significant portion of our executive officer compensation. The compensation committee sets performance goals or criteria for our cash and equity incentive compensation at threshold, target and maximum award levels that recognize the direct impact our executive officers’ performance has on our company’s results.

Despite the current challenges in the global economy, we delivered adjusted earnings per share from continuing operations of $4.05 per share in 2010 compared to $3.66 per share in 2009, an increase of 11%, and cash flow from operations of $958 million in 2010 compared to $850 million in 2009, an increase of 13%. In addition, we delivered adjusted internal revenue growth of 1.4% in 2010 compared to negative 0.8% in 2009. We also continued to enhance our level of competitive differentiation through innovation and integration. As discussed further in this Compensation Discussion and Analysis, executive officer compensation for 2010 was paid or awarded in the context of this solid operating performance.

In 2010, the performance goals for cash incentive awards reflected a focus on growing revenues in 2010 by making a greater percentage of each named executive officer’s award dependent upon internal revenue growth. Even though we generated strong financial results in a challenging market, the cash incentive awards in 2010 were paid below target levels for all named executive officers, other than Mr. Warsop, further evidencing the stringency of the goals for our executive officers. Equity incentive awards made in 2010 comprised the largest portion of the compensation of our CEO and CFO and a significant portion of the compensation of our other named executive officers and were based on the compensation committee’s judgment of the prospective performance of our named executive officers. Our named executive officers received equity incentive awards in 2010 generally at target levels reflecting the committee’s belief that their performance will continue to positively impact our future operating results at or above expected levels.

Because our compensation program is designed to create value for our shareholders by rewarding performance, we generally do not provide personal-benefit perquisites to our named executive officers as these do not directly contribute to enhancing shareholder value. And, although our named executive officers participate in our health and welfare plans on generally the same terms and conditions as other employees, we do not provide separate pension programs, a supplemental executive retirement plan or other post-retirement payments to our executive officers. We also maintain other compensation policies that serve to align the interests of our named executive officers with those of our shareholders, including stock ownership requirements, a limitation on stock dispositions, and a compensation recoupment, or “clawback,” policy, each of which is described in greater detail below.

Compensation Philosophy

Our executive officers are critical to our long-term success; therefore, we need to be competitive not only in our products and services but also in the quality of our executive officers. Accordingly, we seek to pay our executive officers at levels that are competitive with other employers who compete with us for talent, both within and outside of our industry. We also seek to structure our compensation plans in a manner that is understandable to our shareholders and that is consistent with good corporate governance practices. We consider affordability of compensation within our business plans as a factor in determining pay levels and seek to use tax effective forms of compensation.

Consistent with Fiserv’s “pay for performance” philosophy, the compensation committee sets executive officer base salaries at a level that is comparable to the 50th percentile of our peers and provides for annual cash and equity incentives at a level comparable to the 50th percentile of our peers for median performance with an opportunity for 75th percentile compensation for superior performance. We believe this structure provides incentives for our executive officers to strive for outstanding results, which we expect will translate into long-term value for our shareholders. This design is balanced by below median market compensation when company performance does not meet pre-established goals.

Determining Compensation

The Compensation Committee’s Role

The compensation committee of the board of directors is responsible for overseeing executive officer compensation. The board of directors determines the membership of the compensation committee, which currently consists of three directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and “independent” as defined by applicable NASDAQ Marketplace Rules. The compensation committee operates under a written charter that identifies its responsibilities which include: approval of compensation policies and employee benefit plans; approval of executive officer compensation; review of compensation-related risk; administration of our equity incentive plans including compliance with executive share ownership requirements; review of shareholder proposals related to compensation matters; review of our severance policies; and consultation with management regarding employee compensation generally. The committee and the board review and, if necessary, update the committee’s charter from time to time. The committee meets at scheduled times during the year, and it also considers and takes action by written consent from time to time. The chairman of the committee reports on committee activities and recommendations to the full board at each board meeting. At the beginning of each year, the compensation committee approves the cash and equity incentive awards for executive officers and establishes the objective performance goal or goals to be achieved for the year. The committee regularly meets in executive session without members of management present.

Consultants’ Role

Although the committee did not engage or meet with a compensation consultant in 2010, it requested that management conduct a review of executive officer compensation and formulate recommendations to the committee regarding the design of our compensation program consistent with our pay for performance philosophy. To assist in this analysis, management engaged Towers Perrin for compensation consulting and data services. Management presented its recommendations to the committee in early 2010.

Management’s Role

Our chief executive officer makes recommendations to our compensation committee concerning the compensation of our other named executive officers. Our chief executive officer’s recommendations relate only to the compensation of our other named executive officers, although performance measures included in his recommendations may apply generally to all of our named executive officers. Our chief executive officer does not attend the portion of any compensation committee meeting during which the committee discusses matters related specifically to his compensation. When formulating recommendations to the compensation committee regarding the compensation of a group president, for example, our chief executive officer considers, among other matters, the group’s net operating profit and revenue growth. He may also review the market data and other information which compensation consultants provide to management. Our chief executive officer annually completes a self-appraisal of his performance. For 2010, his self-appraisal focused on the following areas: communication and positioning; financial performance and capital allocation; organization effectiveness and culture; board collaboration; leadership; and strategic progress. This appraisal is considered by the committee in its annual review of our chief executive officer’s performance and compensation.

Tally Sheets

The compensation committee reviews executive officer compensation tally sheets each year. These summaries set forth the dollar amount of all components of each named executive officer’s compensation, including base salary, annual target cash incentive compensation, annual target equity incentive compensation, value of unvested equity, potential severance, and employer contributions to 401(k) savings plans, allowing the committee to see what an executive officer’s total compensation is and how a potential change to an element of our compensation program would affect an executive officer’s overall compensation.

Structuring Compensation

Compensation Objectives

The goal of our executive compensation program is the same as our goal for operating our company: to create value for our shareholders. To this end, we designed our compensation program to reward our executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with the company for long and productive careers. We compensate our executive officers in a manner that is designed to achieve one or more of our performance, alignment or retention objectives.

Components of Compensation

The elements of compensation that we provided to our named executive officers for 2010 were base salary, annual cash incentive awards and equity incentive awards:

	Elements	Description

Short-Term Compensation	Base Salary	• Fixed annual amount • Provides a level of income security • Used to determine pay-based benefits and target annual incentive awards

	Annual Cash Incentive	• Annual cash award based on achievement of performance objectives

Long-Term Compensation	Stock Options and Restricted Stock Units	• Equity grants that vest over a period of several years

Base Salary

We provide base salary to compensate an executive officer for his or her regular work. When determining base salaries, the compensation committee considers: market data; company, business unit and individual performance; experience; internal pay equity; promotions; and, except in the case of the base salary of our chief executive officer, the recommendations of our chief executive officer. The committee may vary the amount of base salary for a number of reasons, including an executive officer’s position and responsibilities, our business needs, the tenure of an executive officer, individual performance, and an executive officer’s future potential.

Cash Incentive Award

We believe it is important to provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our achievement of long-term objectives. We seek to offer cash awards in large enough proportion to base salary to ensure that a significant portion of each executive officer’s cash compensation is “at risk” and payable only upon the achievement of defined objectives. Our compensation committee annually determines the performance goals for and potential amounts of our cash incentive awards.

Equity Incentive Award

We provide compensation in the form of stock options to our named executive officers because we believe they further align our named executive officers’ interests with those of our shareholders. Stock options are inherently performance-based because they deliver compensation to an executive officer only if our stock price increases over the term of the award. We also provide compensation in the form of time-vesting restricted stock units, which are units that are settled in shares of common stock upon vesting. We believe restricted stock units serve as a strong reward and retention device, encouraging our executive officers to stay with the company until the restricted stock units vest. We believe that providing combined grants of stock options and restricted stock units effectively balances our objective of focusing our executive officers on delivering long-term value to our shareholders with our objective of providing value to executive officers.

The compensation committee determines the mix of options and restricted stock units each year that it believes best achieves this balance. The equity mix reflected in our long-term incentives is consistent with our objective of emphasizing performance-based compensation and we believe it provides appropriate alignment of our executive officers’ economic interests with the interests of our shareholders. When making equity award decisions, we do not consider existing stock ownership levels because we do not want to discourage executive officers from holding significant amounts of our common stock. Equity awards support our objective of aligning our executive officers’ interest with those of our shareholders by tying the value of this component of compensation to changes in shareholder value. We also do not review “wealth accumulation” analyses from prior equity awards when making current compensation decisions. If the value of equity awards granted in prior years increases significantly in future years, we do not believe that this positive development should negatively impact current compensation decisions.

Mix of Compensation Components

We believe that the mix of compensation that we pay helps us to achieve our compensation objectives.

Fixed and variable compensation	We seek to increase the percentage of total pay that is “at risk” as executive officers move to greater levels of responsibility, with direct impact on company results.

Short-term and long-term focus	We seek to create incentives to achieve near-term goals by providing annual cash incentives, which are based on annual performance measures. We seek to create incentives to achieve long-term goals by granting equity awards with multi-year vesting periods, the ultimate value of which depends on our share price. These awards promote retention and further align the interests of our executive officers and shareholders.

Cash and equity compensation	We believe that executive officers in positions that more directly affect corporate performance should have as their main priority profitably growing the company. Accordingly, we generally structure the target compensation of these executive officers so that they receive a significant portion of their compensation in the form of equity. Using equity in this manner further aligns executive officers’ interests with those of our shareholders, encourages retention, and rewards our executive officers if we succeed.

Peer Group

Consistent with Fiserv’s “pay for performance” philosophy, the compensation committee strives to set executive officer base salaries at a level that is comparable to the 50th percentile of our peers and provides for annual cash and equity incentives at a level comparable to the 50th percentile of our peers for median performance with an opportunity for 75th percentile compensation for superior performance. To determine peer group compensation for an executive officer, the committee reviewed publicly available proxy and survey data regarding comparable executive officer positions and the compensation paid to our other executive officers in light of their relative functional responsibilities and experience. Notwithstanding the use of benchmarking as a tool to set compensation, comparison data only provides a context for the decisions that the compensation committee makes. The committee also considers, among other matters, market trends in executive compensation and the percentage that each component of compensation comprises of an executive officer’s total compensation. The peer group that we used for 2010 is set forth below:

Alliance Data Systems Corporation	Equifax Inc.	Paychex, Inc.
Automatic Data Processing, Inc.	Fidelity National Information Services, Inc.	Total System Services, Inc.
Convergys Corporation	Intuit Inc.	Unisys Corporation
Discover Financial Services	Jack Henry & Associates, Inc.	Visa Inc.
DST Systems, Inc.	MasterCard Incorporated	The Western Union Company
The Dun & Bradstreet Corporation	NCR Corporation

We believe our peer group is comprised of companies directly comparable to ours based on our industry, company size and competition for managerial talent. In this regard, we include: companies that directly compete with us in our primary businesses; companies with similar business models in similar industries because they reflect the complexities inherent in managing an organization with multiple business lines and revenue sources; other publicly traded business-to-business, service-based companies that are of similar size based primarily on annual revenue and market capitalization; and companies that compete with us for managerial talent.

Other Elements of Compensation

Retirement Savings Plan and Health and Welfare Benefits

The fundamental objective of our welfare benefit plans is to protect the basic welfare of our employees and to provide adequate security to them in the event of personal injury, illness, death or retirement. We provide subsidized health and welfare benefits which include medical, dental, life and accidental death or dismemberment insurance, disability insurance and paid time off. Executive officers are entitled to participate in our health, welfare and 401(k) savings plans on generally the same terms and conditions as other employees, subject to limitations under applicable law. We maintain supplemental long-term disability coverage for executive officers and other employees with cash compensation of $200,000 or more. We do not provide a separate pension program, supplemental executive retirement plan or other post-retirement payments to executive officers.

Fiserv associates, including executive officers, are immediately eligible for matching contributions under our 401(k) savings plan. Our matching contributions are capped at 3% of annual cash compensation and vest after the first two calendar years in which the employee is credited with 1,000 hours of service.

Employee Stock Purchase Plan

We maintain a tax-qualified employee stock purchase plan that is generally available to all employees, including executive officers, which allows employees to acquire our common stock at a discounted price on an after-tax basis. This plan allows employees to buy our common stock at a 15% discount to the market price with up to 10% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to benefit when the value of our stock increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value of our stock under this plan in any calendar year.

Post-Employment Benefits

We provide severance and change-in-control protections to our named executive officers through key executive employment and severance agreements, or “KEESAs,” and, in the case of Messrs. Yabuki, Olsen and Warsop, employment agreements. We discuss the purposes and terms of the KEESAs and other arrangements with our named executive officers below under the heading “Employment and Other Agreements with Executive Officers.”

Perquisites

We generally do not provide personal-benefit perquisites to our named executive officers.

2010 Named Executive Officer Compensation

Base Salaries

We have not increased the base salary of our chief executive officer in the last five years or our chief financial officer in the last four years. In addition, the base salaries of Messrs. Cox, Olsen and Warsop remained unchanged in 2010 compared to 2009. Our compensation committee elected to maintain the base salary amounts for our named executive officers in order to increase the proportion of overall compensation that is “at risk.”

Cash Incentive Awards

Messrs. Yabuki and Hirsch

The cash incentive payments to Messrs. Yabuki and Hirsch for 2010 were based: 65% on adjusted earnings per share from continuing operations, which we refer to as “adjusted earnings per share” and which is calculated as earnings per share in accordance with generally accepted accounting principles excluding amortization of acquisition-related intangible assets, merger costs, significant restructuring charges, gains/losses from the sale of businesses and other unusual non-operating items; and 35% on adjusted internal revenue growth, which is measured as the increase in adjusted revenues for the current period less “acquired revenue from acquisitions” divided by adjusted revenues from the prior year period. Adjusted revenues is calculated as total revenues in accordance with generally accepted accounting principles on a constant currency basis excluding output solutions postage reimbursements. We use adjusted earnings per share as a performance measure because we believe that there is a direct correlation between the increase in earnings per share and shareholder value. We use adjusted internal revenue growth because we believe that the long-term value of our enterprise depends on our ability to grow revenue without regard for acquisitions. With respect to Messrs. Yabuki and Hirsch, we increased the weight given to adjusted internal revenue growth from 25% in 2009 to 35% in 2010 and doubled the target adjusted internal revenue growth performance goal compared to 2009 to demonstrate our commitment to driving revenue growth. The adjusted earnings per share and adjusted internal revenue growth for 2010 were $4.05 and 1.4%, respectively.

For 2010, the threshold, target, maximum and actual payouts for Messrs. Yabuki and Hirsch were as follows:

Cash Incentive Award	Threshold	Target	Maximum	Actual
Adjusted Earnings Per Share (65%)	$3.90	$4.09	$4.28 or more	$4.05
Adjusted Internal Revenue Growth (35%)	0%	4%	7% or more	1.4%
Cash Incentive Award (as a % of base salary)
J. Yabuki	63%	125%	250%	101%
T. Hirsch	40%	80%	160%	65%

Messrs. Olsen, Warsop and Cox

The cash incentive payments to Messrs. Olsen, Warsop and Cox for 2010 were based on achievement of company-wide performance measures as well as other performance measures specific to his respective area of primary responsibility. In March 2011, Mr. Olsen provided a notice of resignation effective May 2, 2011.

The cash incentive payments to Mr. Olsen for 2010 were based 45% on achievement of group operating performance targets (adjusted group net operating profit and adjusted group internal revenue), 35% on achievement of adjusted internal revenue growth, 10% on adjusted consolidated net operating profit, and 10% on client satisfaction. Adjusted internal revenue, both group and corporate, is calculated in the same manner described above for the other named executive officers. Adjusted net operating profit, both group and consolidated, is calculated as total revenue minus total operating expense, including a cost of capital charge but excluding capitalization of internally developed software, intangible amortization, and interest income (expense), and is adjusted for the other items described in the calculation of adjusted earnings per share. Adjusted net operating profit is considered because we believe it reflects how well the leader of an operating group is performing. The committee considered company-wide performance measures because Mr. Olsen had the ability to significantly impact these results in his role as group president, and for 2010, Mr. Olsen’s cash incentive award was determined 55% based on company-wide measures compared to 25% for 2009. Similar to other named executive officers, those company-wide measures for 2010 focused on driving greater internal revenue growth and overall profitability. The committee also considered group-level results because it believed that they were most relevant to, and could be most directly influenced by, Mr. Olsen. For 2010, the threshold, target, maximum and actual payouts for Mr. Olsen were as follows:

	Percent of Base Salary (%)
Cash Incentive Award	Threshold	Target	Maximum	Actual Award
S. Olsen	50	100	200	65

The adjusted internal revenue growth threshold, target and maximum goals for Mr. Olsen were set at the same levels set forth above for Messrs. Yabuki and Hirsch. With respect to adjusted consolidated net operating profit, adjusted group net operating profit and adjusted group internal revenue, we set the performance goal levels for Mr. Olsen, just as we do for our other executive officers, such that we believed it would be unlikely that the top end of the range would be achieved, but it would be reasonably likely that the target would be achieved. Mr. Olsen joined Fiserv in connection with our acquisition of CheckFree at the end of 2007, and he earned less than his target cash incentive award in 2008, 2009 and 2010.

Mr. Warsop’s 2010 cash incentive award was based 40% on functional performance including sales quota attainment and expense management, 40% on adjusted internal revenue growth, 10% on adjusted consolidated net operating profit, and 10% on client satisfaction. In 2010, Mr. Warsop’s role within our company changed from a group president to the leader of our global sales function, and the committee considers company-wide performance measures because Mr. Warsop can significantly impact those results as the leader of our sales organization. The committee determines functional performance by evaluating how well the named executive officer led his functional area and accomplished the functional goals set with our chief executive officer at the beginning of the year. For 2010, the threshold, target, maximum and actual payouts for Mr. Warsop were as follows:

	Percent of Base Salary (%)
Cash Incentive Award	Threshold	Target	Maximum	Actual Award
T. Warsop	50	100	200	138

The adjusted internal revenue growth threshold, target and maximum goals for Mr. Warsop were set at the same levels described above for Messrs. Yabuki and Hirsch, and adjusted consolidated net operating profit goal levels were set at the same levels as Mr. Olsen. With respect to functional performance, we set the performance goal levels for Mr. Warsop, just as we do for our other executive officers who have a functional performance measure, such that we believed it would be unlikely that the top end of the range would be achieved, but it would be reasonably likely that the target would be achieved. Mr. Warsop’s cash incentive award for 2010 was paid above target level primarily due to his leadership, and the performance, of our sales organization, including quota attainment, alignment of resources to promote cross-selling and other strategic initiatives.

Mr. Cox’s 2010 cash incentive award was based 30% on adjusted earnings per share, 30% on adjusted internal revenue growth, 30% on functional performance, and 10% on client satisfaction. Mr. Cox leads our corporate development function, including responsibility for our acquisitions and dispositions of businesses. For 2010, the threshold, target, maximum and actual payouts for Mr. Cox were as follows:

	Percent of Base Salary (%)
Cash Incentive Award	Threshold	Target	Maximum	Actual Award
J. Cox	30	60	180	49

The adjusted earnings per share and adjusted internal revenue growth threshold, target and maximum goals for Mr. Cox were set at the same levels described above for Messrs. Yabuki and Hirsch, and functional performance is determined in the manner described above for Mr. Warsop.

Equity Incentive Awards

The committee established threshold, target and maximum values of total equity awards, comprised of stock options and restricted stock units, expressed as a percentage of base salary, which each named executive officer could receive. The target equity awards generally reflect the committee’s assessment of the level of an executive officer’s responsibilities within the company. On February 24, 2010, we made equity awards to our named executive officers based on the committee’s judgment of the prospective performance of our named executive officers, including with respect to leadership, overall performance and strategic alignment, and equity grants to executives serving in comparable positions at peer companies. The grant date fair value of the annual equity incentive awards, restricted stock units and options combined, as a percentage of base salary were as follows:

	Percent of Base Salary (%)
Equity Incentive Award	Threshold	Target	Maximum	Actual Award
J. Yabuki	327	476	625	499
T. Hirsch	100	200	300	250
J. Cox	75	100	125	94
S. Olsen	100	133	177	139
T. Warsop	75	100	150	130

Additional Compensation

In 2008, in addition to annual equity awards, we granted options with performance-based vesting criteria to, among others, Messrs. Yabuki, Hirsch, Cox and Warsop. These options vested subject to our achievement of annual or cumulative cost synergy goals associated with our acquisition of CheckFree in 2007 and annual or cumulative internal revenue growth rates for 2008, 2009 and 2010. For 2010, the committee determined that we achieved the cost synergies goal but did not achieve the internal revenue growth goal. Accordingly, Messrs. Yabuki, Hirsch, Cox and Warsop each earned 23% of the maximum possible award for 2010. In addition, the committee determined that we achieved the cumulative cost synergies goal for 2008 through 2010 but did not achieve the cumulative internal revenue growth goal for the same three-year period. Accordingly, Messrs. Yabuki, Hirsch, Cox and Warsop earned, cumulatively, an aggregate 70% of the maximum possible award for the achievement of cost synergies goals. The earned portion of the award vested and became exercisable in February 2011 once the compensation committee certified whether the performance criteria for 2010 and the cumulative target performance criteria were satisfied. These options have a ten year term and an exercise price of $54.21 per share.

Other Compensation Policies

Securities Trading Policy

We prohibit our executive officers from trading during certain periods at the end of each quarter until after we disclose our financial and operating results. We may impose additional restricted trading periods at any time if we believe trading by executive officers would not be appropriate because of developments that are, or could be, material. In addition, we require pre-clearance by our general counsel and our chief executive officer of all transactions by senior members of management and our board of directors.

Stock Ownership and Disposition Requirements

We believe that stock ownership by our executive officers is essential for aligning management’s long-term interests with those of our shareholders. To emphasize this principle, we maintain a stock ownership policy that requires our executive officers to own, directly or indirectly, equity having a value of at least a specified multiple of their annual base salaries; and effective January 1, 2011, we increased the level of stock ownership applicable to our executive officers. All executive officers are expected to satisfy the stock ownership requirements within five years after they become subject to them with minimum attainment levels beginning at the end of the second year. All named executive officers are currently in compliance with the requirements. The minimum ownership requirement for our chief executive officer is six times his base salary and the minimum ownership requirement for our other executive officers is four times their respective base salaries.

For these purposes, ownership includes interests in restricted stock, restricted stock units, stock acquired through our employee stock purchase plan, and investments in our common stock through our 401(k) savings plan. Shares subject to options and unearned performance-based restricted stock units are not considered in determining whether the ownership requirement is met. We believe that these levels are sufficiently high to demonstrate a commitment to value creation, while satisfying our executive officers’ needs for portfolio diversification. If an executive officer does not achieve the required ownership level, our policy permits us to impose sanctions on the executive officer, including, for example, requiring the executive officer to retain all shares acquired on exercise of options, on vesting of restricted stock units or on lapsing of restrictions on restricted stock, or granting all annual incentive compensation in the form of equity rather than cash.

We have also adopted restrictions regarding the number of shares that any director or executive officer may sell in a given year. The restrictions generally provide that an executive officer or director may not, in any particular year, dispose of more than 10% of the shares he or she beneficially owns at the beginning of such year. Shares of our stock that are sold or withheld to pay the applicable option exercise prices or taxes associated with such exercises are not included when determining whether the relevant limitations are satisfied.

Compensation Recoupment Policy

In the event that we restate our financial results, we may recover all or a portion of the incentive awards that we paid or granted, or that vested, on the basis of such results. Recovery may be sought, in the discretion of the board, from any person who was serving as an executive officer of the company at the time the original results were published. Both cash and equity incentive awards are subject to recoupment. With respect to equity awards: (i) vested but unexercised options or similar awards may be immediately cancelled; (ii) unvested shares of restricted stock and restricted stock units may be immediately cancelled; (iii) shares issued upon vesting of restricted stock units or the lapse of restrictions on shares of restricted stock may be rescinded; and (iv) if the shares subject to any such award have been sold at the time of a restatement, an amount in cash equal to the value of the shares subject to the award on the date of vesting may be recovered. There is no time limit on our ability to recover such amounts, other than limits imposed by law; recoupment is available to us regardless of whether the individuals subject to recoupment are still employed by us when repayment is required; to the extent recoupment is sought, the board of directors may, in its discretion, seek to recover interest on amounts recovered and/or costs of collection; and we have the right to offset the repayment amount from any compensation owed by us to any executive officer. The independent members of our board of directors, or a committee thereof comprised solely of independent directors, are responsible for determining whether recoupment is appropriate and the specific amount, if any, to be recouped by us.

Equity Award Grant Practices

The compensation committee generally approves annual equity awards during its regularly-scheduled February meeting, after we issue our financial results for the prior year. In addition, in order to accommodate the need for periodic awards, such as in connection with newly hired employees, promotions or retention awards, the compensation committee delegates its authority to our chief executive officer to enable him to grant equity awards within certain parameters; provided that all grants to directors and executive officers are specifically made by the compensation committee. Our approval process for making equity awards does not allow for discretion in selecting the timing of awards or specific grant dates. To this end:

•	equity awards to executive officers determined at the February compensation committee meeting are granted immediately after the board meeting that follows the committee meeting;

•	annual equity awards to non-employee directors are granted immediately following the annual meeting of shareholders;

•	equity awards to new employees or directors are granted on the date of commencement of service; and

•

equity awards that are not tied to a specific date (e.g., awards for retention or special recognition) are granted on the last calendar day of the month in which our chief executive officer approves the grant or on the date determined by the compensation committee.

Unless the compensation committee determines otherwise, the exercise price of all options to purchase shares of our common stock is equal to the closing market price of our common stock on the grant date.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct from our taxable income for federal income tax purposes in any one year with respect to our chief executive officer and each of the next four highest compensated executive officers. Certain performance-based compensation is not subject to the deduction limit. We seek to make cash and equity-based awards under our plans in a manner that is not subject to the limit imposed by Section 162(m). For example, our incentive compensation is paid pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Incentive Plan”), which has been approved by our shareholders, one of the requirements under Section 162(m). Our compensation committee believes that we should use our best efforts to cause any compensation paid to executive officers to be deductible. However, in order to maintain flexibility in compensating our executive officers, it is not a policy of the committee that all executive compensation must be tax deductible.

Employment and Other Agreements with Executive Officers

Yabuki Employment Agreement

In 2005, we entered into an employment agreement with Mr. Yabuki that provides that, during the term of his employment, Mr. Yabuki will serve as a director and our president and chief executive officer. Under his employment agreement, as amended, Mr. Yabuki is entitled: (i) to receive an annual salary of at least $840,000; (ii) to participate in our executive incentive compensation plan with a target cash incentive award of not less than 125% of his base salary; (iii) to receive grants of options, restricted stock and/or other equity and long-term awards under our long-term incentive compensation program commensurate with his position; (iv) to receive up to four weeks of vacation; and (v) to participate in our group medical, dental and vision plans and programs, group life and disability insurance plans, 401(k) savings plan and other employee benefit plans and standard benefits as are generally made available to our executive officers. The agreement, as amended, is designed to comply with Section 409A and Section 162(m) of the Internal Revenue Code and requires, among other matters, a six-month delay in post-termination payments and benefits in the event that Mr. Yabuki is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination. The agreement automatically renews for one year terms unless either party gives the other 90 days prior written notice of his or its desire to terminate the agreement. In the event of a conflict between his employment agreement and the terms of an equity award agreement, his employment agreement will control unless the equity award agreement provides a more favorable benefit.

We selected Mr. Yabuki to succeed our former chief executive officer after conducting a thorough search process. The terms of Mr. Yabuki’s employment agreement and KEESA resulted from an arm’s-length negotiation, and, as a result, we believe the terms reflect the current market terms for the leader of a company of our size in our industry.

Olsen and Warsop Employment Agreements

In 2006, we entered into an employment agreement with Mr. Warsop pursuant to which we agreed to employ him until one party provides the other with a notice of termination. Under his employment agreement, Mr. Warsop is entitled: (i) to receive an annual salary of at least $350,000; (ii) to participate in our executive incentive compensation plan; (iii) to participate in our executive long-term incentive compensation program; (iv) to receive a minimum of four weeks paid vacation; and (v) to participate in our employee benefit plans, welfare benefit plans, retirement plans and other fringe benefit plans generally in effect for our executive officers. The agreement, as amended, is designed to comply with Section 409A and Section 162(m) of the Internal Revenue Code and requires, among other matters, a six-month delay in post-termination payments and benefits in the event that Mr. Warsop is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination. We also granted Mr. Warsop stock options pursuant to his employment agreement, all of which have vested.

In 2007, we entered into an employment agreement with Mr. Olsen pursuant to which we agreed to employ him until one party provides the other with a notice of termination. As noted above, Mr. Olsen has provided a notice of resignation effective May 2, 2011. Under his employment agreement, Mr. Olsen is entitled: (i) to receive an annual salary of at least $400,000; (ii) to participate in our executive incentive compensation plan; (iii) to participate in our executive long-term incentive compensation program; (iv) to receive a minimum of five weeks paid vacation; and (v) to participate in our employee benefit plans, welfare benefit plans, retirement plans and other fringe benefit plans generally in effect for our executive officers. The agreement, as amended, is designed to comply with Section 409A and Section 162(m) of the Internal Revenue Code and requires, among other matters, a six-month delay in post-termination payments and benefits in the event that Mr. Olsen is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination.

We selected Mr. Warsop after conducting a thorough search process and Mr. Olsen joined Fiserv in connection with our acquisition of CheckFree Corporation in 2007. The terms of Mr. Olsen’s and Mr. Warsop’s employment agreements and KEESAs resulted from arm’s-length negotiations, and, as a result, we believe the terms reflect the current market terms for a leader of a company of our size in our industry.

Kight Agreement

Mr. Kight resigned as our Vice Chairman on March 31, 2010. On the same day, we entered into an agreement with him pursuant to which we agreed to pay him $2,256,072 in exchange for a two year non-competition and non-solicitation agreement, the termination of our obligations under his employment and retention agreements, and a release pertaining to any claims associated with his employment by the company.

Key Executive Employment and Severance Agreements

We have entered into Key Executive Employment and Severance Agreements, or “KEESAs,” with our executive officers that provide for potential benefits in connection with a change in control. A complete discussion of the terms of the KEESAs, together with an estimate of the amounts potentially payable under each KEESA, appears below under the heading “Potential Payments Upon Termination or Change in Control.”

Our KEESAs provide for the amounts and types of benefits that we believe will enable us to keep our executive officers’ interests aligned with those of our shareholders in the event of a change in control by allowing them to concentrate on taking actions that are in the best interests of our shareholders without consideration of whether their actions may ultimately have an effect on the security of their employment. We believe these agreements will keep our executive officers focused on their performance, and not their personal financial situations, in the face of uncertain or difficult times or events beyond their control. We also intend the benefits to recognize past contributions by the executive officers if they are asked to leave, and to help to prevent the departure of key managers in connection with an anticipated or actual change in control. The KEESAs fulfill these purposes by generally providing for severance in the event of a qualifying termination following a change in control and vesting of outstanding equity awards upon a change in control. We believe these agreements provide for an equitable financial transition for an executive officer when an adverse change in his or her employment status is required as a result of certain unexpected corporate events. The committee selected the triggering events for benefits under the KEESAs based on its judgment that the change in control events described in the KEESAs are likely to result in the concerns described above. Based on our experience, the benefits afforded by the KEESAs are consistent with the types of benefits that senior executives expect. New executive officers have generally entered into KEESAs with the same economic terms as those provided since 2001, which is when we began to enter into KEESAs. Thus, benefits for new executive officers are generally consistent with those for executive officers with existing agreements. We believe that this helps us achieve compensation that is equitable among executive officers. The KEESAs require a six-month delay of post-termination payments and benefits in the event that the named executive officer is a “specified employee” within the meaning of Section 409A at the time of a qualifying termination in connection with a change in control of our company. Because these agreements have been entered into for the specific purposes described above, these arrangements do not affect the decisions we make with respect to annual or long-term compensation.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers or directors of such other entities. During the last completed fiscal year, no member of the compensation committee was a current or former officer or employee.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our review and the discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

Glenn M. Renwick, Chairman

Gerald J. Levy

Doyle R. Simons

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth in summary form the compensation of our chief executive officer, our chief financial officer and our next three highest paid executive officers (collectively, our “named executive officers”) for the year ended December 31, 2010. Also included is the compensation paid to Mr. Kight in 2010, including amounts paid in connection with his resignation as an executive officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffery W. Yabuki	2010	840,000	693,794	3,489,713	849,450	13,951	5,886,908
President and Chief	2009	840,000	802,523	3,372,701	728,438	14,023	5,757,685
Executive Officer	2008	840,000	688,630	2,751,738	1,092,000	12,926	5,385,294

Thomas J. Hirsch	2010	400,000	250,039	747,797	258,880	13,545	1,670,261
Executive Vice President,	2009	400,000	182,526	547,138	222,000	13,617	1,365,281
Chief Financial Officer and Treasurer	2008	400,000	175,044	1,080,204	332,800	12,238	2,000,286

James W. Cox Executive Vice President, Corporate Development	2010	450,000	106,253	317,823	219,240	13,540	1,106,856

Peter J. Kight	2010	185,310	60,013	59,991	—	2,261,939	2,567,253
Former Vice Chairman(4)	2009	560,000	280,025	839,430	427,350	13,651	2,120,456
	2008	560,000	250,017	720,122	640,600	6,900	2,177,639

Stephen E. Olsen	2010	450,000	312,513	311,594	292,388	13,951	1,380,446
Executive Vice President and Group President, Digital Payments	2009	450,000	245,026	244,838	351,001	13,713	1,304,578

Thomas W. Warsop, III	2010	400,000	260,006	259,252	553,288	13,119	1,485,665
Executive Vice President	2009	400,000	212,515	212,362	286,600	13,421	1,124,898
and Group President, Global Sales	2008	400,000	245,497	768,154	250,000	22,126	1,685,777

(1)	Reflects the grant date fair value of the awards granted in the respective years under the Fiserv, Inc. 2007 Omnibus Incentive Plan. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 6 to our Consolidated Financial Statements for the year ended December 31, 2010.

(2)	These non-equity incentive plan compensation payments were made pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan. These awards were earned in the year listed and paid in the following year.

(3)	The amounts shown in this column for 2010, 2009 and 2008 include company matching and, if applicable, discretionary contributions under our 401(k) savings plan and company-paid premiums for insurance. The amount shown for Mr. Kight for 2010 includes a payment of $2,256,072 at the time of his resignation as Vice Chairman in exchange for a two year non-competition and non-solicitation agreement, the termination of our obligations under his employment and retention agreements, and a release pertaining to any claims associated with his employment by the company.

(4)	Mr. Kight resigned as our Vice Chairman on March 31, 2010. Because he is still a director, he began receiving non-employee director compensation after his resignation. The amount shown above under

“Salary” for 2010 includes $45,000, as a pro rata portion of his board retainer payment; and the amounts for 2010 under “Stock Awards” and “Option Awards” represent the grant date fair value of the annual restricted stock unit and stock option awards granted to our incumbent non-employee directors at the time of our 2010 annual meeting of shareholders. Information regarding our director compensation program and 2010 director compensation is set forth in this proxy statement under the heading “Compensation of Directors.”

The material terms of the company’s agreements with Messrs. Yabuki, Kight, Olsen and Warsop are set forth above under the heading “Compensation Discussion and Analysis – Employment and Other Agreements with Executive Officers.” Messrs. Hirsch and Cox do not have an employment agreement other than the KEESA, which, together with the estimated possible benefits payable thereunder, is discussed below.

GRANTS OF PLAN-BASED AWARDS IN 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
J. Yabuki		529,200	1,050,000	2,100,000
	02/24/10				14,548			693,794
	02/24/10					194,413	47.69	3,489,713
T. Hirsch		160,000	320,000	640,000
	02/24/10				5,243			250,039
	02/24/10					41,660	47.69	747,797
J. Cox		135,000	270,000	810,000
	02/24/10				2,228			106,253
	02/24/10					17,706	47.69	317,823
P. Kight(3)	05/26/10				1,292			60,013
	05/26/10					3,432	46.45	59,991
S. Olsen		225,000	450,000	900,000
	02/24/10				6,553			312,513
	02/24/10					17,359	47.69	311,594
T. Warsop		200,000	400,000	800,000
	02/24/10				5,452			260,006
	02/24/10					14,443	47.69	259,252

(1)	We granted all of the equity awards reported above pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan. Other than with respect to Mr. Kight, one-third of the restricted stock units vest on each of the second, third and fourth anniversaries of the grant date, and one-third of the stock options vest on each anniversary of the grant date. The options have an exercise price equal to the closing price of our common stock on the grant date and expire on the 10 year anniversary of the grant date.

(2)	The amounts in the table represent the grant date fair value of the awards. Information about the assumptions that we used to determine the grant fair value of the awards is set forth in our Annual Report on Form 10-K in Note 6 to our Consolidated Financial Statements for the year ended December 31, 2010.

(3)	Mr. Kight resigned as our Vice Chairman on March 31, 2010. Because he is still a director, he began receiving non-employee director compensation after his resignation, including the annual restricted stock unit and stock options awards granted to our incumbent non-employee directors. The restricted stock units and stock options vest 100% on the earlier of (a) the first anniversary of the grant date or (b) immediately prior to the first annual meeting of shareholders after the grant date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
J. Yabuki								55,822	(2)	3,268,936
	—	194,413	(3)		47.69	02/24/2020
	90,664	181,328	(4)		32.74	02/26/2019
	63,516	31,758	(5)		54.21	02/27/2018
	99,513	24,879	(6)		54.69	02/23/2017
	145,000	—			46.09	12/01/2015
	225,000	—			46.09	12/01/2015
	—	25,827		11,067	54.21	02/27/2018	(7)
T. Hirsch								14,221	(8)	832,782
	—	41,660	(3)		47.69	02/24/2020
	14,708	29,416	(4)		32.74	02/26/2019
	16,141	8,071	(5)		54.21	02/27/2018
	20,000	5,000	(6)		54.69	02/23/2017
	3,542	—			41.21	02/21/2016
	20,000	—			44.32	05/01/2016
	3,616	—			38.16	02/16/2015
	4,840	—			38.73	02/18/2014
	2,388	—			30.99	02/11/2013
	5,764	—			41.57	02/13/2012
	—	19,371		8,300	54.21	02/27/2018	(7)
J. Cox								7,238	(9)	423,857
	—	17,706	(3)		47.69	02/24/2020
	7,454	14,910	(4)		32.74	02/26/2019
	10,376	5,189	(5)		54.21	02/27/2018
	11,200	2,800	(6)		54.69	02/23/2017
	18,000	—			44.32	05/01/2016
	23,585	—			38.16	02/16/2015
	6,291	—			38.73	02/18/2014
	4,437	—			30.99	02/11/2013
	—	9,684		4,152	54.21	02/27/2018	(7)
P. Kight								12,920	(10)	756,595
	—	3,432	(11)		46.45	05/26/2020
	—	45,131	(4)		32.74	02/26/2019
	23,058	11,530	(5)		54.21	02/27/2018
	1	—			39.73	12/03/2017
S. Olsen(12)								24,965	(13)	1,461,950
	—	17,359	(3)		47.69	02/24/2020
	6,581	13,164	(4)		32.74	02/26/2019
	9,224	4,612	(5)		54.21	02/27/2018
	12,732	6,366	(14)		54.98	12/10/2017
T. Warsop								32,173	(1 5 )	1,884,051
	—	14,443	(3)		47.69	02/24/2020
	5,708	11,418	(4)		32.74	02/26/2019
	9,224	4,612	(5)		54.21	02/27/2018
	10,000	5,000	(16)		52.42	01/02/2017
	—	16,140		6,919	54.21	02/27/2018	(7)

(1)	The amounts in this column were calculated by multiplying the closing market price of our common stock on December 31, 2010 (the last day that NASDAQ was open for trading during our most recently completed fiscal year), $58.56, by the number of unvested shares.

(2)	Includes shares of restricted stock (8,293) and restricted stock units subject to vesting (47,529). The restrictions on all of the shares of restricted stock lapsed on February 23, 2011. 8,170 restricted stock units vested on February 26, 2011 and 4,234 restricted stock units vested on February 27, 2011. The remaining restricted stock units will vest as follows: 4,235 on February 27, 2012; 4,849 on each of February 24, 2012 and 2013; 8,171 on each of February 26, 2012 and 2013; and 4,850 on February 24, 2014.

(3)	One-third of the options vest on each anniversary of the grant date, February 24, 2010.

(4)	One-third of the options vest on each anniversary of the grant date, February 26, 2009.

(5)	One-third of the options vest on each anniversary of the grant date, February 27, 2008.

(6)	One-fifth of the options vested on the grant date, February 23, 2007, and one-fifth vest on each anniversary of the grant date.

(7)	In each of 2009, 2010 and 2011, a named executive officer could earn 10% and 23% of the maximum possible award upon certification by our compensation committee that the prior year’s internal revenue growth target and cumulative cost synergies target, respectively, was satisfied. If performance criteria was not satisfied for one or more years, but the committee determined that the cumulative three-year target had been satisfied, the named executive officer earned an aggregate of 30% of the award upon such determination in the case of internal revenue growth and an aggregate of 70% of the award upon such determination in the case of cumulative cost synergies. As of December 31, 2010, the named executive officers had earned the number of stock options set forth in the “Number of Securities Underlying Unexercised Options (#) Unexercisable” column subject to certification by the committee on February 23, 2011 that we achieved our cumulative cost synergies goal for the three-year period. As of February 23, 2011, this earned portion of the award vested and became exercisable; and, because we did not achieve the 2010 annual or cumulative internal revenue growth target, the stock options set forth in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)” column were cancelled.

(8)	Includes shares of restricted stock (1,250) and restricted stock units subject to vesting (12,971). The restrictions on all of the shares of restricted stock lapsed on February 23, 2011. 1,076 restricted stock units vested on February 27, 2011 and 1,858 restricted stock units vested on February 26, 2011. The remaining restricted stock units will vest as follows: 1,747 on February 24, 2012; 1,858 on February 26, 2012; 1,077 on February 27, 2012; 1,859 on February 26, 2013; and 1,748 on each of February 24, 2013 and 2014.

(9)	Includes shares of restricted stock (800) and restricted stock units subject to vesting (6,438). The restrictions on all of the shares of restricted stock lapsed on February 23, 2011. 942 restricted stock units vested on February 26, 2011 and 692 restricted stock units vested on February 27, 2011. The remaining restricted stock units will vest as follows: 742 on February 24, 2012; 942 on each of February 26, 2012 and 2013; 692 on February 27, 2012; and 743 on each of February 24, 2013 and 2014.

(10)	Includes 1,537 of restricted stock units which vested on February 27, 2011 and 2,851 restricted stock units which vested on February 26, 2011. The remaining restricted stock units will vest as follows: 1,292 on May 25, 2011; 1,538 on February 27, 2012; and 2,851 on each of February 26, 2012 and 2013.

(11)	All of the options vest on the earlier of (a) May 26, 2011 or (b) immediately prior to the first annual meeting of shareholders after May 26, 2010.

(12)	As noted above, Mr. Olsen intends to resign effective May 2, 2011.

(13)	Includes shares of restricted stock (1,698) and restricted stock units subject to vesting (23,267). The restrictions on the remaining shares of restricted stock are scheduled to lapse on December 10, 2011. 2,494 restricted stock units vested on February 26, 2011 and 615 restricted stock units vested on February 27, 2011. The remainder are scheduled to vest as follows: 615 on February 27, 2012; 8,000 on December 31, 2012; 2,184 on each of February 24, 2012 and 2013; 2,495 on each of February 26, 2012 and 2013; and 2,185 on February 24, 2014.

(14)	One-third of the options vested on each of December 10, 2009 and 2010. The balance of the options will vest on December 10, 2011.

(15)	Includes 15,000 shares of restricted stock that vested on January 2, 2011, 2,163 restricted stock units that vested on February 26, 2011 and 615 restricted stock units that vested on February 27, 2011. The remaining restricted stock units will vest as follows: 615 on February 27, 2012; 1,817 on each of February 24, 2012 and 2013; 2,164 on each of February 26, 2012 and 2013; 4,000 on December 31, 2012; and 1,818 on February 24, 2014.

(16)	One-third of the options vested on each of January 2, 2009 and 2010. The balance of the options vested on January 2, 2011.

All of the agreements that govern equity awards contain provisions that provide for automatic vesting in the event that certain age and/or term of service requirements are achieved at the time of an executive officer’s retirement. If these requirements are met, the options may vest and the restrictions on the shares of restricted stock may lapse earlier than indicated in the table above.

OPTION EXERCISES AND STOCK VESTED DURING 2010

During our fiscal year ended December 31, 2010, the named executive officers exercised options to purchase shares of our common stock and/or had restrictions with respect to shares of restricted stock and/or restricted stock units held by them lapse as set forth below.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Yabuki	—	—	12,527	$597,271
T. Hirsch	6,553	$131,919	8,038	$377,594
J. Cox	—	—	22,457	$1,055,792
P. Kight	78,241	$838,536	—	—
S. Olsen	—	—	2,313	$130,635
T. Warsop	—	—	615	$30,080

(1)	The “Value Realized on Exercise” was calculated by multiplying the number of shares acquired on exercise times the difference between the market value of the shares on the exercise date and the exercise price of the option.

(2)	The “Value Realized on Vesting” was calculated by multiplying the number of shares acquired on vesting times the market value of the shares on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the discussion below, we describe potential payments to the named executive officers upon termination of employment or a change in control. The following descriptions of arrangements under which our named executive officers may become entitled to potential payments upon termination or change in control are qualified in their entirety by reference to the relevant agreements. The complete definitions of cause, good reason, disability and change in control are set forth in: Mr. Yabuki’s employment agreement and KEESA and Mr. Warsop’s employment agreement, which we filed with our Current Report on Form 8-K on December 23, 2008; the KEESAs for Messrs. Hirsch, Cox, Olsen and Warsop, a form of which we filed with our Current Report on Form 8-K on December 23, 2008; Mr. Olsen’s amended and restated employment agreement, which we filed with our Annual Report on Form 10-K for the year ended December 31, 2008; and the relevant stock option, restricted stock and restricted stock unit award agreements, forms of which we have filed with the Securities and Exchange Commission.

“Cause” under the agreements generally refers to specified types of serious misconduct that may harm our company. In some cases, executive officers have “good reason” to terminate their employment if we change in a negative manner their working conditions or position within our organization, if we modify their travel requirements, or if we breach the terms of the agreements. “Disability” under the agreements generally means physical or mental illness that causes the executive officer to become disabled to a degree as to be unable to perform substantially all of his duties for a continuous period of six months. The complete definitions may vary from agreement to agreement. Accordingly, the preceding summary description of the definitions is qualified by reference to the agreements themselves.

On March 31, 2010, we entered into an agreement with Mr. Kight pursuant to which we agreed to pay him $2,256,072 in exchange for a two year non-competition and non-solicitation agreement, the termination of our obligations under his employment and retention agreements, and a release pertaining to any claims associated with his employment by the company. Because this agreement addresses all of our remaining obligations to Mr. Kight, the balance of this discussion is focused on our continuing named executive officers.

Employment Agreements

Our employment agreements with Messrs. Yabuki, Olsen and Warsop provide for potential payments on certain terminations of employment. As described above under “Compensation Discussion and Analysis – Employment and Other Agreements with Executive Officers,” we amended these agreements in 2008 primarily to make changes required by Section 409A of the Internal Revenue Code. In addition, in 2009, we amended Mr. Yabuki’s and Mr. Olsen’s employment agreements in order to preserve the tax deductibility of incentive compensation under Internal Revenue Code 162(m).

Terms of Employment Agreement with Mr. Yabuki. We have the right to terminate Mr. Yabuki’s employment at any time. Under his employment agreement, if we terminate Mr. Yabuki’s employment or fail to renew the term of his employment other than for death, disability or cause, or Mr. Yabuki terminates his employment for good reason, he is entitled to receive (i) a lump sum payment equal to four and one-half times his current annual base salary, (ii) full vesting of all equity awards, as well as the right to exercise the stock options granted to him upon hire for two years, and all other stock options for not less than one year, following the date of termination of his employment, but in no event longer than ten years from the date of grant, or if earlier, the latest date the option could have been exercised had Mr. Yabuki remained employed, (iii) a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination and (iv) reimbursement for COBRA or other health insurance premiums for up to two years following the date of his termination, or until Mr. Yabuki obtains health care coverage through subsequent employment, whichever is earlier. If Mr. Yabuki’s employment is terminated for death or disability, he, or his estate as applicable, is entitled to receive full vesting of all equity and long-term awards and a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination.

Under his employment agreement, Mr. Yabuki will also be entitled to receive an excise tax gross-up payment so that the net amount retained by Mr. Yabuki, after deduction of all applicable taxes and any interest, penalties or additions with respect thereto, equals the total present value of the payments to which Mr. Yabuki is entitled under his employment agreement or KEESA at the time such payments are to be made. If the benefits to Mr. Yabuki under his employment agreement are duplicative of benefits provided under his KEESA, his employment agreement provides that he will receive the most favorable benefits (determined on a benefit-by-benefit basis) under his KEESA or his employment agreement. Post-termination payments and benefits (other than payments to cover employment taxes due on such amounts) are subject to a six-month delay in the event that Mr. Yabuki is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination. Mr. Yabuki’s employment agreement requires him to maintain the confidentiality of all confidential information he obtains concerning our company, unless otherwise required by law, during his employment and for 12 months after the termination of his employment, he agrees not to compete with us or solicit our clients or our employees.

Terms of Employment Agreement Mr. Warsop. We have the right to terminate Mr. Warsop’s employment at any time. Under his employment agreement, if we terminate Mr. Warsop’s employment other than for death, disability or cause, or if Mr. Warsop terminates his employment because we breach his employment agreement, he is entitled to receive: (i) a lump sum payment equal to 12 months of salary; (ii) a lump sum payment equal to the smaller of $150,000 or the cash incentive award earned in the prior year; (iii) full vesting of the equity awards granted to him upon employment with us; (iv) the benefit of accelerated vesting for all other equity awards as if he had remained employed for an additional 12-month period; and (v) reimbursement of COBRA premiums for up to 12 months following the date of his termination. Post-termination payments and benefits are subject to a six-month delay in the event that Mr. Warsop is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination. Mr. Warsop also agrees that he will not compete with us or solicit our clients or employees for a period of 12 months after termination of employment. Finally, during and following his employment, Mr. Warsop agrees to hold in confidence our confidential information and proprietary data; and he agrees that if he breaches his employment agreement, we will be entitled to recover the value of any amounts we previously paid to him as a cash incentive award or long-term incentive award.

Terms of Employment Agreement with Mr. Olsen. Mr. Olsen has provided a notice of resignation effective May 2, 2011. No payments are due to Mr. Olsen under his employment agreement in connection with his voluntary resignation. Nevertheless, as the employment agreement governs his employment until the effective time of his resignation, we have set forth its material terms below. Under Mr. Olsen’s employment agreement: (i) we may terminate him at any time; (ii) if we terminate his employment other than for death, disability or cause, or if he terminates his employment because we breach his employment agreement, he is entitled to receive: a lump sum payment equal to 24 months of salary; full vesting of the equity awards granted to him upon employment with us; the benefit of accelerated vesting for all other equity awards as if he had remained employed for an additional 12-month period; and reimbursement of COBRA premiums for up to 12 months following the date of his termination; and (iii) post-termination payments and benefits are subject to a six-month delay in the event that he is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination. Mr. Olsen’s agreement contains confidentiality, non-compete and non-solicitation provisions that are the same as those described above for Mr. Warsop.

Key Executive Employment and Severance Agreements

General Benefits

We have entered into Key Executive Employment and Severance Agreements (“KEESAs”) with each of our named executive officers which specify the benefits that we will provide to each in the event that we experience a change in control while they are employed by us. Upon a change in control, all restrictions on restricted stock awards will lapse such that they become fully and immediately vested and all stock options and restricted stock units granted prior to the change in control will become fully and immediately vested. In addition, if we terminate them other than for death, disability or cause, or they resign for good reason, within three years following a change in control, then our named executive officers will be entitled to receive:

•

a cash termination payment equal to two times the sum of (i) their annual salary plus (ii) their highest annual cash incentive award during the three completed fiscal years before the change in control;

•

with respect to each incentive compensation award made to the named executive officer for all uncompleted periods as of the termination date, a cash payment equal to the value of such award pro rated through the termination date as if the goals with respect to such award had been achieved (at the target level, if applicable), which we refer to as the “Prorated Bonus;” and

•

continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage at our expense as in effect at the termination, in addition to certain other benefits related to securing other employment.

In the event their employment is terminated for death or disability within three years following a change in control, our named executive officers will be entitled to receive the prorated bonus under their KEESAs. If, within three years following a change in control, we terminate the employment of our named executive officers for any reason, or they resign or retire, our named executive officers (or their heirs or estate, as applicable) will also be entitled to receive: any unpaid base salary through the termination date; reimbursement of business expenses incurred through the termination date; any compensation previously deferred by the named executive officer; and the sum of any bonus or incentive compensation allocated or awarded but not yet paid.

To comply with Section 409A of the Internal Revenue Code, the KEESAs require a six-month delay of post-termination payments and benefits (other than payments to cover employment taxes due on such amounts) in the event that the named executive officer is a “specified employee” within the meaning of Section 409A at the time of a qualifying termination in connection with a change in control of our company. The KEESAs, other than Mr. Yabuki’s, also provide that if any portion of the benefits under the KEESAs or any other agreement to which they are a party would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then they will have the option to receive the total payments and pay the 20% excise tax imposed by the Internal Revenue Code, or have the total payments reduced such that they would not be required to pay the excise tax. Mr. Yabuki’s employment agreement provides for a tax gross-up payment so that the net amount retained by Mr. Yabuki, after deduction of all applicable taxes and any interest, penalties or additions with respect thereto, equals the total present value of the payments to which Mr. Yabuki is entitled under his employment agreement or his KEESA at the time such payments are to be made.

Change in Control Defined

A “change in control” under the KEESAs generally will occur if: any person becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power; specified changes occur to our incumbent board of directors; our shareholders approve a merger, consolidation or share exchange with any other corporation, or approve the issuance of voting securities in connection with a merger, consolidation or share exchange; or our shareholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Non-Compete

Each named executive officer with a KEESA agrees that he will not, for a period of six months after the termination date, participate in the management of, be employed by or own any business enterprise at a location within the United States that substantially competes with us or our subsidiaries. In addition, during and following his employment, he will hold in confidence, and not directly or indirectly disclose, use or copy, our confidential information and proprietary data. Finally, he agrees that for a period of two years after the termination date, he will not hire or solicit for employment any person who is or was employed by us during the twelve months preceding his termination.

Equity Arrangements

Grants Made Prior to 2008

Equity award agreements for grants made prior to 2008 provide that, on the recipient’s death or disability, and/or if certain levels of years of service are met, a specified percentage of any then-unexercisable stock options will become exercisable by the recipient until the earlier of one year following the triggering event and the stock option expiration date. In addition, the individual restricted stock and restricted stock unit agreements for grants made prior to 2008 provide that, in the event of death or disability, and/or if certain levels of years of service are met, the restrictions on a specified percentage of restricted shares will lapse. Under the individual equity award agreements, unless our board of directors takes action for the continuation or assumption of the awards, upon a change in control all restrictions on restricted stock awards subject to the agreements will lapse such that they become fully and immediately vested and all stock options subject to the agreements will become fully and immediately vested. The individual equity award agreements require our named executive officers not to compete with us or solicit our employees or clients while employed by us or during the 12 months following the termination of their employment.

Grants Made in 2008 or After

Equity awards granted in 2008 or after are governed by our Fiserv, Inc. 2007 Omnibus Incentive Plan. Equity award agreements under the Incentive Plan provide that, on a recipient’s death, disability or retirement, 100% of any then-unexercisable stock options will become exercisable by the recipient until the earlier of one year following the triggering event or the stock option expiration date. In addition, the restricted stock unit agreements generally provide for pro rata vesting in the event of death, disability or retirement. The equity award agreements require our named executive officers to maintain the confidentiality of our confidential information and not to compete with us or solicit our employees or clients while employed by us or during the 12 months following the termination of their employment. In the event the named executive officer breaches these obligations, we are entitled to recover the value of any amounts previously paid or payable or any shares or the value of any shares delivered pursuant to any of our programs, plans or arrangements.

Upon a change in control, the Incentive Plan provides that if a named executive officer has an employment, retention, change in control or similar agreement that addresses the effect of a change in control on his or her awards, then such agreement will control. Otherwise, the Incentive Plan provides that the successor or purchaser may assume the equity awards or provide substitute awards with similar terms and conditions; provided, that, if within 12 months following the change in control the named executive officer is terminated without cause or terminates his employment for good reason, the assumed equity award or such substitute award will become fully vested and exercisable and/or all restrictions on the award will lapse as of the time immediately prior to such termination of employment. In that case, the named executive officer will have 90 days after the termination to exercise an option award unless a longer exercise period is applicable under the agreement, and the confidentiality, non-compete and non-solicit covenants in the equity award agreement will cease to apply. If the successor or purchaser does not assume the equity award or issue a replacement award, then immediately prior to the change in control, each equity award subject to the agreements will become fully vested and exercisable and/or all restrictions on the award will lapse.

Cash Incentive Awards for 2010

Our Incentive Plan provides that upon a change in control, the successor or purchaser may assume the cash incentive awards to our named executive officers or provide substitute awards with similar terms and conditions. If the successor or purchaser in the change in control does not assume the cash incentive award or issue a replacement award, then any award earned but not yet paid will be paid to the named executive officer. If the cash incentive award is not yet earned, then the award will be canceled in exchange for a cash payment equal to the product of (1) the amount that would have been due under the canceled award as if the performance goals measured at the time of the change in control were achieved at the same rate through the end of the performance period, and (2) a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to the date of the change in control and the denominator of which is the number of whole months in the performance period.

Estimated Potential Payments

In the tables below, we estimate the maximum amount of compensation payable to each of our named executive officers assuming that the triggering event or events indicated occurred on December 31, 2010. In certain circumstances, our named executive officers could elect to have payments reduced to eliminate potential excise taxes; however, for purposes of the tables below, we have assumed that no such election has been made. Except for Mr. Yabuki, none of our named executive officers is entitled to receive a tax gross up payment. The amounts shown in the tables below rely on the following assumptions:

•

The amount shown in the table with respect to stock options is equal to the difference between the exercise price of the unvested options which would experience accelerated vesting and $58.56, the closing price of our common stock on the last trading day of the calendar year.

•

The amount shown in the table with respect to restricted stock and restricted stock units is equal to the closing price of our common stock on the last trading day of the calendar year, $58.56, times the number of unvested shares of restricted stock and restricted stock units which would experience accelerated vesting.

•	The “Prorated Bonus” amounts reflect the named executive officer’s target cash incentive award for 2010 because we assume that the triggering event or events indicated occurred on December 31, 2010.

•

The amount shown for “Post-Employment Benefits” on a termination without cause or resignation for good reason following a change in control is the value of three years of continued benefits for the named executive officer and his immediate family, including medical, dental and life insurance. The amount shown for “COBRA Reimbursement” is, in the case of Mr. Yabuki, the value of two years of continued medical and dental coverage for Mr. Yabuki and his immediate family; and, in the case of Mr. Warsop or Mr. Olsen, the value of one year of such benefits. The value of the benefits is based on a number of assumptions, including the continued availability of these types of coverage at expected rates. Accordingly, the amount shown is only an estimate, and the actual amount payable by us may be greater or less than the amount shown.

•	The executive officers’ KEESAs provide that the named executive officers are entitled to receive outplacement services at a cost to us of not more than 10% of their respective annual base salaries.

Accordingly, the amount shown for outplacement services is 10% of the executive officers’ respective base salaries for 2010.

•

The executive officers’ KEESAs provide that the named executive officers are entitled to receive reimbursement for certain fees and expenses, up to $15,000, paid to consultants and legal or accounting advisors in connection with the computation of benefits under the KEESAs. Accordingly, $15,000 is shown for advisor fees for each named executive officer.

Potential Payments on a Change in Control without Termination of Employment; Acceleration of Vesting

Name	Number of Option Shares Vested on Accelerated Basis (#)	Number of Restricted Shares and Units Vested on Accelerated Basis (#)	Value Realized ($)
J. Yabuki	469,272	55,822	$10,459,012
T. Hirsch	111,818	14,221	2,219,975
J. Cox	54,441	7,238	1,094,892
S. Olsen	41,501	24,965	2,033,389
T. Warsop	58,532	32,173	2,486,928

Potential Payment on a Termination of Employment

Mr. Yabuki

Benefits and Payments	Death or Disability (Employment Agreement)	Resignation For Good Reason or Termination Without Cause (Employment Agreement)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary		$3,780,000	$1,680,000
Cash Incentive Award			2,184,000
Prorated Bonus	$1,050,000	1,050,000	1,050,000
Stock Options:
Unvested and Accelerated	7,190,076	7,190,076	7,190,076
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	3,268,936	3,268,936	3,268,936
Benefits:
COBRA Reimbursement		32,990
Post-Employment Benefits			106,449
Tax Gross-Up
Outplacement Services			84,000
Advisor Fees			15,000
Total	$11,509,012	$15,322,002	$15,578,461

Mr. Hirsch

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary			$800,000
Cash Incentive Award			665,600
Prorated Bonus		$320,000	320,000
Stock Options:
Unvested and Accelerated	$1,351,088	1,387,193	1,387,193
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	186,353	832,782	832,782
Benefits:
Post-Employment Benefits			89,015
Outplacement Services			40,000
Advisor Fees			15,000
Total	$1,537,441	$2,539,975	$4,149,590

Mr. Cox

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary			$900,000
Cash Incentive Award			561,600
Prorated Bonus		$270,000	270,000
Stock Options:
Unvested and Accelerated	$650,807	671,035	671,035
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	99,113	423,857	423,857
Benefits:
Post-Employment Benefits			61,454
Outplacement Services			45,000
Advisor Fees			15,000
Total	$749,920	$1,364,892	$2,947,946

Mr. Olsen

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Breach of Employment Agreement or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary		$900,000		$900,000
Cash Incentive Award				702,002
Prorated Bonus			$450,000	450,000
Stock Options:
Unvested and Accelerated	$571,439	275,694	571,439	571,439
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	461,248	281,498	1,461,950	1,461,950
Benefits:
COBRA Reimbursement		13,773
Post-Employment Benefits				97,606
Outplacement Services				45,000
Advisor fees				15,000
Total	$1,032,687	$1,470,965	$2,483,389	$4,242,997

Mr. Warsop

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Breach of Employment Agreement or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary		$400,000		$800,000
Cash Incentive Award		150,000		573,200
Prorated Bonus			$400,000	400,000
Stock Options:
Unvested and Accelerated	$572,779	320,706	602,877	602,877
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	230,155	1,041,080	1,884,051	1,884,051
Benefits:
COBRA Reimbursement		13,773
Post-Employment Benefits				82,823
Outplacement Services				40,000
Advisor fees				15,000
Total	$802,935	$1,925,559	$2,846,928	$4,397,951

COMPENSATION OF DIRECTORS

Compensation of Directors

The compensation committee of the board of directors is responsible for making recommendations to the board regarding director compensation. When considering the fees and equity awards that we provide to non-employee directors for service on the board, the committee reviews our financial performance and general market conditions.

Objectives for Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are to effectively represent the long-term interests of our shareholders and to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

•	Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company;

•	Attract the highest caliber non-employee directors by offering a compensation program consistent with those at companies of similar size, complexity and business character;

•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity, and requiring directors to own our stock;

•	Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices; and

•	Where possible, provide flexibility in form and timing of payments.

2010 Director Compensation

We regularly review competitive market information pertaining to non-employee director compensation, including publicly available studies conducted by Towers Perrin, RiskMetrics and F.W. Cook. We believe that the following components of our director compensation program support the objectives above:

•

We provide cash compensation through retainers for board and committee service, as well as separate retainers to the chairpersons of our board committees. We do not provide board and committee meeting fees. Compensation in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of the board. The committee and committee chair retainers compensate directors for the additional responsibilities and time commitments involved with those positions.

•

To compensate the Chairman for his involvement in board and committee matters, he receives an annual cash retainer of $100,000. The Chairman also receives equity grants in the same manner as the other non-employee directors.

•

Non-employee directors receive grants of stock options and restricted stock units which vest 100% on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the first annual meeting of shareholders following the grant date.

•

Our stock ownership policy was updated January 1, 2011 to require non-employee directors to own shares of our common stock having a total value equal to six times the annual retainer amount, an increase from five times previously.

•

In order to provide greater flexibility in managing their compensation, we maintain a non-employee director deferred compensation plan. This plan allows directors to defer all or a part of their cash retainers until their service on the board ends. Funds in deferred accounts are invested in hypothetical shares of our common stock. We denominate these deferred payments in shares of our common stock to promote alignment between director compensation and the interest of our shareholders.

•

Non-employee directors may also defer receipt of the restricted stock units granted to them annually. Restricted stock units are hypothetical shares of our common stock that are settled in shares of common stock on a one-for-one basis upon vesting, subject to any deferral elections. Directors may defer receipt of shares issuable pursuant to the restricted stock units until their service on the board ends.

Our non-employee director compensation program is summarized below:

Element of Compensation	2010
Board Retainer	$60,000

Chairman’s Retainer(1)	100,000

Committee Retainer
Audit	12,000
Compensation	10,000
Nominating and Corporate Governance	10,000

Committee Chair Retainer
Audit	7,500
Compensation	7,500
Nominating and Corporate Governance	7,500

Equity Awards(2)
Stock Options	60,000
Restricted Units	60,000

(1)	The Chairman’s retainer includes, and is not in addition to, the standard board retainer.

(2)	Upon being elected or continuing as a director at our annual meeting of shareholders, each non-employee director receives stock options and restricted stock units each having approximately $60,000 in value.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Donald F. Dillon(3)	100,000	60,013	59,991	220,004
Daniel P. Kearney (4)	82,000	60,013	59,991	202,004
Gerald J. Levy(5)	80,000	60,013	59,991	200,004
Denis J. O’Leary(6)	72,000	60,013	59,991	192,004
Glenn M. Renwick(7)	77,500	60,013	59,991	197,504
Kim M. Robak(8)	77,500	60,013	59,991	197,504
Doyle R. Simons(9)	70,000	60,013	59,991	190,004
Thomas C. Wertheimer(10)	79,500	60,013	59,991	199,504

(1)	The amounts in this column include the following cash retainer amounts deferred under our non-employee director deferred compensation plan, a non-qualified defined contribution plan: Mr. Kearney ($82,000); Ms. Robak ($38,750); Mr. Renwick ($77,500); and Mr. Simons ($70,000).

(2)	We granted each incumbent non-employee director a number of restricted stock units determined by dividing $60,000 by $46.45, the closing price of our common stock on May 26, 2010, the date of grant. Accordingly, each incumbent non-employee director received 1,292 restricted stock units. We also granted each incumbent non-employee director a number of stock options determined by dividing $60,000 by a binomial valuation of an option of one share of our common stock on the grant date. Accordingly, we granted an option to purchase up to 3,432 shares of our common stock at an exercise price of $46.45 to each non-employee director.

The restricted stock units vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date. The options vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date. The dollar amount shown in the table is the grant date fair value of the award. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 6 to our Consolidated Financial Statements for the year ended December 31, 2010.

(3)	As of December 31, 2010, Mr. Dillon held 538,601 options to purchase shares of our common stock, 533,535 of which were vested, and 1,776 shares of restricted stock and restricted stock units.

(4)	As of December 31, 2010, Mr. Kearney held 35,781 options to purchase shares of our common stock, 30,715 of which were vested, 1,776 shares of restricted stock and restricted stock units, and 5,317 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(5)	As of December 31, 2010, Mr. Levy held 38,803 options to purchase shares of our common stock, 33,737 of which were vested, and 1,776 shares of restricted stock and restricted stock units.

(6)	As of December 31, 2010, Mr. O’Leary held 11,588 options to purchase shares of our common stock, 8,156 of which were vested, 1,292 restricted stock units, and 3,278 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(7)	As of December 31, 2010, Mr. Renwick held 37,736 options to purchase shares of our common stock, 32,670 of which were vested, 1,776 shares of restricted stock and restricted stock units, and 5,026 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(8)	As of December 31, 2010, Ms. Robak held 30,508 options to purchase shares of our common stock, 26,056 of which were vested, 1,776 shares of restricted stock and restricted stock units, and 1,191 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(9)	As of December 31, 2010, Mr. Simons held 12,431 options to purchase shares of our common stock, 8,155 of which were vested, 1,542 shares of restricted stock and restricted stock units, and 4,540 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(10)	As of December 31, 2010, Mr. Wertheimer held 33,674 options to purchase shares of our common stock, 29,222 of which were vested, and 1,776 shares of restricted stock and restricted stock units.

Non-Employee Director Deferred Compensation Plan

Under our non-employee director deferred compensation plan, each non-employee director may defer up to 100% of his or her cash fees. Based on his or her deferral election, the director is credited with a number of share units at the time he or she would have otherwise received the portion of the fees being deferred. Share units are equivalent to shares of our common stock except that share units have no voting rights. Upon cessation of service on the board, the director receives a share of our common stock for each share unit. Such shares are received in a lump sum distribution, and any fractional share units are paid in cash. Share units credited to a director’s account are considered awards granted under the Fiserv, Inc. 2007 Omnibus Incentive Plan and count against that plan’s share reserve. The share units and shares of common stock issuable upon distribution are subject to the terms and conditions of our plan.

Share Ownership Requirements

Our board of directors has adopted share ownership requirements covering both officers and non-employee directors. Under the policy, non-employee directors are required to accumulate and hold our common stock at a market value equal to at least six times the amount of the annual board retainer. The value of shares of restricted stock and restricted stock units count towards meeting the minimum ownership amount, as do other shares held by the director. Shares underlying unexercised stock options are not counted. Non-employee directors have five years after they become subject to the guidelines to meet the ownership requirements provided that interim ownership milestones are achieved during the five year period.

Shareholder Proposals for the 2012 Annual Meeting

Any proposal that a shareholder desires to include in our proxy materials for our 2012 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be delivered to the following address no later than December 15, 2011: 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel and Secretary.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2012 annual meeting must comply with the requirements set forth in our by-laws. Among other matters, a shareholder must give written notice to our corporate Secretary not less than 45 days and not more than 70 days prior to the first anniversary of the date on which we first mailed our proxy materials for the 2011 annual meeting. Because we anticipate mailing our proxy statement for the 2011 annual meeting on April 13, 2011, we must receive notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2012 annual meeting no sooner than February 3, 2012, and no later than February 28, 2012.

If the notice is received after February 28, 2012, then we are not required to permit the business to be presented at the 2012 annual meeting of shareholders because the notice will be considered untimely. Nevertheless, if our board of directors permits a matter of business submitted after February 28, 2012 to be presented at the 2012 annual meeting, then the persons named in proxies solicited by the board of directors for the 2012 annual meeting may exercise discretionary voting power with respect to such proposal.

Annual Report

Our Annual Report for 2010 will be mailed to each shareholder on or about April 13, 2011. Our Annual Report on Form 10-K for 2010, which we filed with the Securities and Exchange Commission, will be furnished without charge to any person requesting a copy thereof in writing and stating such person is a beneficial holder of shares of our common stock on the record date for the 2011 annual meeting. Requests and inquiries should be sent to our corporate Secretary, Charles W. Sprague, at the address below.

Other Matters

As permitted by rules of the Securities and Exchange Commission, services that deliver our communications to shareholders who hold their stock through a bank, broker or other holder of record may deliver a single copy of our Annual Report to shareholders and proxy statement to multiple shareholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of our annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may make a request by writing to Charles W. Sprague, Executive Vice President, General Counsel and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045 or by calling him at (262) 879-5000.

By Order of the Board of Directors

Charles W. Sprague, Secretary
Brookfield, Wisconsin
April 13, 2011

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

(262) 879-5000

Fiserv, Inc. is located in the Brookfield Lakes Corporate Center. It is approximately 25 minutes from Milwaukee General Mitchell International Airport and 20 minutes from downtown Milwaukee.

From Chicago, go north on I-94 to Milwaukee. After entering Wisconsin, you will pass through Racine and Kenosha counties. Approaching Milwaukee County, watch for the I-894 bypass. This is a left lane exit. After approximately nine miles, this bypass runs back into I-94; take the left lane exit for I-94 to Madison. The second exit, approximately 3 miles, is Moorland Road north.

From Milwaukee’s Mitchell International Airport, take I-94 north to Milwaukee. As you approach Milwaukee, take I-894 (bypass). This is a left lane exit. After approximately nine miles, this bypass runs back into I-94; take the left lane exit for I-94 to Madison. The second exit, approximately 3 miles, is Moorland Road north.

From Moorland Road, go north approximately 3/4 mile to Bluemound Road/Highway 18. Turn left (west) on Bluemound Road and continue approximately 1-1/2 miles, turning left at the stoplight into the entrance to Brookfield Lakes Corporate Center (you will see the Doubletree Hotel at this entrance).

Traveling from the west, exit I-94 at Bluemound Road/Highway 18. Go east on Bluemound Road approximately 1-1/2 miles, turning right at the stoplight into the entrance to Brookfield Lakes Corporate Center.

Once inside Brookfield Lakes, take Corporate Drive approximately 1/4 mile to Fiserv Drive and turn right. Fiserv Drive leads directly to the Fiserv headquarters.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

FISERV, INC.
255 FISERV DRIVE BROOKFIELD, WI 53045

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
1. Election of Directors
Nominees
01 D.F. Dillon 2014 02 D.J. O’Leary 2014 03 G.M. Renwick 2014 04 C.W. Stern 2014
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our named executive officers.							☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 year	2 years	3 years	Abstain
3. Advisory vote on the frequency of advisory votes on the compensation of our named executive officers.						☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
4. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000096427_1    R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

FISERV, INC.

Annual Meeting of Shareholders

May 25, 2011

This proxy is solicited by the Board of Directors

The undersigned hereby appoints JEFFERY W. YABUKI, DONALD F. DILLON, AND CHARLES W. SPRAGUE as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Fiserv, Inc. held of record by the undersigned on March 25, 2011 at the Annual Meeting of Shareholders to be held on May 25, 2011 and at any adjournment or postponement thereof, with like effect as if the undersigned were personally present and voting upon the following matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) FOR the election of the indicated nominees as directors, (2) FOR the approval of the compensation of our named executive officers, (3) in favor of holding a shareholder advisory vote on the compensation of our named executive officers EVERY YEAR, and (4) FOR the ratification of the selection of Deloitte & Touche LLP as the registered independent public accounting firm of Fiserv, Inc. for 2011.

This proxy covers all the shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 4:00 pm ET on May 20, 2011, the Plan’s Trustee will be deemed to have been instructed to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

Continued and to be signed on reverse side

0000096427_2    R1.0.0.11699